Exhibit 10.36

PURCHASE AND SALE CONTRACT
BETWEEN
DPF 655 MONTGOMERY LP
a Delaware limited partnership
AS SELLER
AND
BCAL 655 MONTGOMERY PROPERTY LLC,
a Delaware limited liability company
AS PURCHASER
655 Montgomery Street, San Francisco, CA

TABLE OF CONTENTS

Article I	DEFINED TERMS	1
Article II	PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT	1
2.1	Purchase and Sale	1
2.2	Purchase Price and Deposit	1
2.3	Escrow Provisions Regarding Deposit.	2
Article III	PURCHASER’s inspection	3
3.1	Purchaser’s Inspection	3
3.2	Intentionally Omitted	3
3.3	Conduct of Investigation	3
3.4	Purchaser Indemnification.	4
3.5	Property Materials.	5
3.6	Property Contracts	6
3.7	Property Management Agreement	6
Article IV	TITLE	6
4.1	Title Documents	6
4.2	Survey	7
4.3	Seller’s Obligations	7
4.4	Permitted Exceptions	7
4.5	Subsequently Disclosed Exceptions	8
4.6	Purchaser Financing	8
Article V	CLOSING	8
5.1	Closing Date	8
5.2	Seller Closing Deliveries	9
5.3	Purchaser Closing Deliveries	10
5.4	Closing Prorations and Adjustments.	11
5.5	Post-Closing Adjustments	17
Article VI	REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER	17
6.1	Seller’s Representations	17
6.2	AS-IS	20
6.3	Survival of Seller’s Representations	22
6.4	Definition of Seller’s Knowledge	23
6.5	Representations and Warranties of Purchaser	23
Article VII	OPERATION OF THE PROPERTY	24
7.1	Leases and Property Contracts	24
7.2	General Operation of Property	24
7.3	Liens	25
7.4	Amendments to Project REA or Ground Lease	25
Article VIII	CONDITIONS PRECEDENT TO CLOSING	25
8.1	Purchaser’s Conditions to Closing	25
8.2	Seller’s Conditions to Closing	26
8.3	Estoppel Certificates	27
Article IX	BROKERAGE	28
9.1	Indemnity	28

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TABLE OF CONTENTS

9.2	Broker Commission	29
Article X	DEFAULTS AND REMEDIES	29
10.1	Purchaser Default	29
10.2	Seller Default	30
Article XI	RISK OF LOSS OR CASUALTY	31
11.1	Major Damage	31
11.2	Minor Damage	31
11.3	Closing	31
11.4	Repairs	32
Article XII	EMINENT DOMAIN	32
12.1	Eminent Domain	32
Article XIII	MISCELLANEOUS	32
13.1	Binding Effect of Contract	32
13.2	Exhibits and Schedules	32
13.3	Assignability	32
13.4	Captions	33
13.5	Number and Gender of Words	33
13.6	Notices	33
13.7	Governing Law and Venue	35
13.8	Entire Agreement	35
13.9	Amendments	35
13.10	Severability	35
13.11	Multiple Counterparts/Electronic Signatures	36
13.12	Construction	36
13.13	Confidentiality	36
13.14	Time of the Essence	36
13.15	Waiver	36
13.16	Attorneys’ Fees	36
13.17	Time Zone/Time Periods	37
13.18	Like-Kind Exchange	37
13.19	No Personal Liability of Officers, Trustees or Directors of Seller’s Partners	37
13.20	Exclusive Negotiations	38
13.21	ADA Disclosure	38
13.22	No Recording	38
13.23	Relationship of Parties	38
13.24	Waiver of Trial by Jury	38
13.25	Seller Marks	38
13.26	Intentionally Deleted	38
13.27	Survival	39
13.28	Multiple Purchasers	39
13.29	State Specific Provisions	39

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PURCHASE AND SALE CONTRACT
THIS PURCHASE AND SALE CONTRACT (this “Contract”) is entered into as of the 8th day of February, 2019 (the “Effective Date”), by and between DPF 655 MONTGOMERY LP, a Delaware limited partnership, having an address at 518 17th Street, 17th Floor, Denver, Colorado 80202 (“Seller”), and BCAL 655 MONTGOMERY PROPERTY LLC, a Delaware limited liability company, having a principal address at One Sansome Suite 710, San Francisco, California 94104 (“Purchaser”).

NOW, THEREFORE, in consideration of mutual covenants set forth herein, Seller and Purchaser hereby agree as follows:
RECITALS
A.    Seller owns the real estate located in San Francisco, California as more particularly described in Exhibit A attached hereto and made a part hereof, and the improvements thereon, commonly known as 655 Montgomery Street.
B.    Purchaser desires to purchase, and Seller desires to sell, such land, improvements and certain associated property, on the terms and conditions set forth below.
ARTICLE I
DEFINED TERMS
Unless otherwise defined herein, any term with its initial letter capitalized in this Contract shall have the meaning set forth in Schedule 1 attached hereto and made a part hereof.
ARTICLE II
PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT
2.1    Purchase and Sale. Seller agrees to sell and convey to Purchaser the Property and Purchaser agrees to purchase the Property from Seller, all in accordance with the terms and conditions set forth in this Contract.
2.2    Purchase Price and Deposit. The total purchase price for the Property is One Hundred Ninety-One Million Five Hundred Thousand and No/100 Dollars ($191,500,000.00) (“Purchase Price”), payable by Purchaser, as follows:
2.2.1    Within two (2) Business Days following the Effective Date, Purchaser shall deliver to First American Title Insurance Company, Attention: John E. Beckstedt Jr., Vice President, National Commercial Services, 30 N. LaSalle Street, Suite 2700, Chicago, IL 60602, Email: jbeckstedt@firstam.com, Telephone: 312-917-7233 (“Escrow Agent” or “Title Insurer”) a deposit (the “Deposit”) of Five Million and No/100 Dollars ($5,000,000.00) by wire transfer of immediately available funds (“Good Funds”). The Deposit shall be held and disbursed in accordance with the escrow provisions set forth in Section 2.3.

2.2.2    The balance of the Purchase Price for the Property shall be paid to and received by Escrow Agent by wire transfer of Good Funds no later than 10:00 a.m. Pacific time on the Closing Date.
2.3    Escrow Provisions Regarding Deposit.
2.3.1    Escrow Agent shall hold the Deposit and make delivery of the Deposit to the party entitled thereto under the terms of this Contract. Escrow Agent shall invest the Deposit in such short-term, high-grade securities, interest-bearing bank accounts, money market funds or accounts, bank certificates of deposit or bank repurchase contracts approved by Purchaser as Escrow Agent, in its discretion, deems suitable, and all interest and income thereon shall become part of the Deposit and shall be remitted to the party entitled to the Deposit pursuant to this Contract.
2.3.2    Escrow Agent shall hold the Deposit until the earlier occurrence of (i) the Closing Date, at which time the Deposit shall be applied against the Purchase Price, or released to Seller or Purchaser, as applicable, pursuant to Section 10.1 or 10.2, as applicable, subject to each party’s rights under Section 2.3.3, and (ii) the date on which Escrow Agent shall be authorized to disburse the Deposit as set forth in Section 2.3.3. The tax identification numbers of the parties shall be furnished to Escrow Agent upon request.
2.3.3    If prior to the Closing Date either party makes a written demand upon Escrow Agent for payment of the Deposit, Escrow Agent shall give written notice to the other party of such demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) Business Days after the giving of such notice, Escrow Agent is hereby authorized to make such payment. If Escrow Agent does receive such written objection within such five (5) Business Day period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Contract or a final judgment or arbitrator’s decision. However, Escrow Agent shall have the right at any time to deliver the Deposit and interest thereon, if any, with a court of competent jurisdiction in the state in which the Property is located. Escrow Agent shall give written notice of such deposit to Seller and Purchaser. Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder. Seller and Purchaser agree that a portion of the Deposit equal to the Independent Contract Consideration has been bargained for and agreed to as consideration for Purchaser’s exclusive option to purchase the Property pursuant to this Contract. The Independent Contract Consideration is independent of all other consideration provided for in this Contract, and is nonrefundable in all events and shall be released to Seller upon the termination of this Contract for any reason.
2.3.4    The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and that Escrow Agent shall not be deemed to be the agent of either of the parties and shall not be liable for any act or omission on its part unless taken or suffered in bad faith in willful disregard of this Contract or involving gross negligence. Seller and Purchaser jointly and severally shall indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney’s fees, incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Contract or involving gross negligence on the part of the Escrow Agent.
2.3.5    The parties shall deliver to Escrow Agent an executed copy of this Contract. Escrow Agent shall execute the signature page for Escrow Agent attached hereto which shall confirm Escrow Agent’s agreement to comply with the terms of Seller’s and Purchaser’s closing instruction letters delivered at Closing and the provisions of this Section 2.3; provided, however, that (a) Escrow Agent’s signature hereon shall not be a prerequisite to the binding nature of this Contract on Purchaser and Seller, and the same shall become fully effective upon execution and delivery by Purchaser and Seller, and (b) the signature of Escrow Agent will not be necessary to amend any provision of this Contract other than this Section 2.3.
2.3.6    Escrow Agent, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), shall file all necessary information, reports, returns, and statements regarding the transaction required by the Code including, but not limited to, the tax reports required pursuant to Section 6045 of the Code. Further, Escrow Agent agrees to indemnify and hold Purchaser, Seller, and their respective attorneys and brokers harmless from and against any Losses resulting from Escrow Agent’s failure to file the reports Escrow Agent is required to file pursuant to this Section.
2.3.7    The provisions of this Section 2.3 shall survive the termination of this Contract, and, if not so terminated, the Closing and delivery of the Deed to Purchaser.
ARTICLE III
PURCHASER’S INSPECTION
3.1    Purchaser’s Inspection. Subject to the terms of Sections 3.3 and 3.4 and the rights of Tenants under the Leases, prior to the Effective Date, Purchaser, and its affiliates, investors, partners and lenders and their respective representatives, advisors, consultants, agents, contractors, engineers, surveyors, attorneys, and employees (collectively, “Consultants”) have, at no cost or expense to Seller, been given the opportunity from time to time to enter onto the Property to conduct and make any and all customary studies, tests, examinations, inquiries, inspections and investigations of or concerning the Property, review the Materials and otherwise confirm any and all matters which Purchaser may reasonably desire to confirm with respect to the Property and Purchaser’s intended use thereof (collectively, the “Inspections”). Purchaser shall have the right to Inspections from the Effective Date through the Closing.
3.2    Intentionally Omitted.
3.3    Conduct of Investigation. Purchaser shall not permit any mechanics’ or materialmen’s liens or any other liens to attach to the Property by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any Inspections conducted by or for Purchaser. Purchaser shall give reasonable advance notice to Seller prior to any entry onto the Property and shall permit Seller to have a representative present during all Inspections conducted at the Property. Purchaser shall take all reasonable actions and implement all protections necessary to ensure that all actions taken in connection with the Inspections, and all equipment, materials and substances generated, used or brought onto the Property pose no material threat to the safety of persons, property or the environment. All entries by Purchaser or Purchaser’s Consultants shall be conducted during Seller’s normal business hours. Neither Purchaser nor Purchaser’s Consultants will communicate directly with any Tenant of the Property or any governmental authority with jurisdiction over the Property without the prior written approval of Seller and with, at Seller’s option, the accompaniment by Seller or Property Manager, provided that Purchaser and Purchaser’s Consultants may conduct standard reviews of governmental files in connection with the preparation of a Phase I environmental study of the Property and in connection with a land use and permitting review of the Property. At Seller’s sole option, any such contacts shall be performed in the presence of a representative of Seller.
3.4    Purchaser Indemnification.
3.4.1    Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller’s sole discretion), defend (with counsel approved by Seller) Seller, together with Seller’s affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents, Property Manager (collectively, including Seller, “Seller’s Indemnified Parties”), from and against any and all damages, mechanics’ liens, materialmen’s liens, liabilities, penalties, interest, losses, demands, actions, causes of action, claims, costs and expenses (including reasonable attorneys’ fees, including the cost of in-house counsel and appeals), (collectively, “Losses”) to the extent arising from or related to damage to property or injury to persons resulting from Purchaser’s or its Consultants’ entry onto the Property, and any Inspections or other acts by Purchaser or Purchaser’s Consultants with respect to the Property. Purchaser’s indemnification obligation shall not include the mere discovery of adverse conditions, but shall include the exacerbation of any of the same following discovery.
3.4.2    Notwithstanding anything in this Contract to the contrary, Purchaser shall not be permitted to perform any vapor intrusion testing, indoor air quality testing, or invasive tests on the Property (including, without limitation, a Phase II environmental study of the Property) without Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion. Further, Seller shall have the right, without limitation, to disapprove any and all entries, surveys, tests, investigations and other matters that in Seller’s reasonable judgment could result in any injury to the Property or breach of any contract, or expose Seller to any Losses or violation of applicable law, or otherwise adversely affect the Property or Seller’s interest therein. Purchaser shall use reasonable efforts to minimize disruption to Tenants in connection with Purchaser’s or its Consultants’ activities pursuant to this Section. No consent by Seller to any such activity shall be deemed to constitute a waiver by Seller or assumption of liability or risk by Seller. Purchaser hereby agrees to restore, at Purchaser’s sole cost and expense, the Property to substantially the same condition existing immediately prior to Purchaser’s exercise of its rights pursuant to this Article III. If this Contract is terminated for any reason, Purchaser shall, upon written request by Seller, promptly deliver to Seller copies of all non-privileged third party reports prepared on behalf of Purchaser with respect to the

Property without warranty or representation and without any right of Seller to rely thereon. Purchaser shall maintain and cause its third-party consultants to maintain (a) Commercial General Liability insurance including contractual liability coverage, on an occurrence basis, including bodily injury and property damage liability, personal and advertising injury liability, with coverages for the following limits: General Aggregate - $2,000,000.00, Products – Completed Operations Aggregate - $2,000,000.00, each occurrence - $1,000,000.00, and Personal and Advertising Injury Liability - $1,000,000.00; (b) worker’s compensation insurance for all of their respective employees in accordance with the law of the state in which the Property is located, including Coverage A in the statutory amount, and Coverage B: Employer’s Liability insurance of $500,000 Each Accident, $500,000 Disease, Policy Limit, and $500,000 Disease, Each Employee; (c) Owned, Hired and Non-Owned Business Automobile liability insurance in an amount no less than $1,000,000 per accident Combined Single Limit for bodily injury and property damage; and (d) Umbrella Policy (Occurrence form with defense costs outside the limits): $1,000,000 Each Occurrence and $1,000,000 Aggregate Excess of the Employer’s Liability, Commercial General Liability and Automobile Liability coverages. Purchaser shall name Seller as an additional insured on the foregoing insurance policies and such policies shall state that they are primary and non-contributory with any insurance maintained by Seller. Purchaser shall deliver proof of the insurance coverage required pursuant to this Section 3.4.2 to Seller (in the form of a certificate of insurance) prior to the earlier to occur of (i) Purchaser’s or Purchaser’s Consultants’ entry onto the Property, or (ii) the expiration of five (5) days after the Effective Date. All coverage shall be provided by insurance companies with a current Best’s Rating of A VIII or higher. Purchaser shall provide thirty (30) days’ written notice to Seller prior to cancellation or material change of any insurance referred to herein. At least ten (10) days prior to the expiration of any such policy, Purchaser shall provide to Seller evidence of the renewal or replacement of the aforesaid policies.
3.5    Property Materials.
3.5.1    As of the Effective Date, Seller has made the documents set forth on Schedule 3.5 (together with any other documents or information provided or made available by Seller or its agents to Purchaser with respect to the Property, the “Materials”), to the extent the same exist and are in Seller’s possession or reasonable control (subject to Section 3.5.2), available to Purchaser on a secure web site or on-site for Purchaser’s review at the Property (Purchaser agrees that any item to be delivered by Seller under this Contract shall be deemed delivered to the extent available to Purchaser on such secured web site or made available on-site for Purchaser’s review at the Property, provided that, with respect to items made available on-site for Purchaser’s review, Purchaser shall have been given written notice of any additional materials made available following January 3, 2019, which is the date of Purchaser’s on-site inspection of the materials).
3.5.2    In providing the Materials to Purchaser, other than Seller’s Representations, Seller makes no representation or warranty, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded and disclaimed. Purchaser acknowledges that, except as expressly set forth in Seller’s Representations, the Materials delivered or made available to by Seller pursuant to this Contract may not be complete or constitute all of such documents which are in Seller’s possession or control. All Materials are provided for informational purposes only and, if this Contract is terminated for any reason, Purchaser shall certify in writing to Seller the destruction of such Materials subject to the retention of digital copies of Materials as required by applicable law. Purchaser shall not in any way be entitled to rely upon the completeness or accuracy of the Materials and will instead in all instances rely exclusively on its own Inspections and Consultants and Seller’s Representations with respect to all matters which it deems relevant to its decision to acquire, own and operate the Property.
3.6    Property Contracts. Schedule 3.6 specifies any Property Contracts which Purchaser desires to terminate at the Closing (the “Terminated Contracts”); provided that (a) the effective date of such termination on or after Closing shall be subject to the express terms of such Terminated Contracts and (b) to the extent that any such Terminated Contract requires payment of a penalty, premium, or damages, including liquidated damages, for cancellation, Seller shall be solely responsible for the payment of any such cancellation fees, penalties, or damages, including liquidated damages. If Schedule 3.6 does not specify any Property Contracts, then there shall be no Terminated Contracts and Purchaser shall assume all Property Contracts at the Closing. To the extent that any Property Contract to be assigned to Purchaser is either (i) assignable but requires the applicable vendor to consent to the assignment and assumption of the Property Contract by Seller to Purchaser, or (ii) is not assignable (either by its terms or applicable law), then, prior to the Closing, Seller and Purchaser shall reasonably cooperate to obtain from each applicable vendor a consent to such assignment and assumption; provided that such cooperation shall be at no additional cost or expense to Seller. Notwithstanding anything herein to the contrary, at Closing Purchaser shall assume the Common Area Improvements Construction Contract and the Suite 1230 Construction Contract.
3.7    Property Management Agreement. The Property Management Agreement and all exclusive leasing agreements to which Seller is a party will be terminated effective as of the date of Closing (subject to any surviving obligations contained in any exclusive leasing agreement, which surviving obligations shall be Seller’s responsibility except as expressly set forth in Section 5.4.6.4).
ARTICLE IV
TITLE
4.1    Title Documents. As of the Effective Date, Seller has delivered to Purchaser a standard form commitment or preliminary title report prepared by Title Insurer with an effective date of January 4, 2019 to provide an American Land Title Association owner’s title insurance policy for the Property (2016 Form), with western regional exception, also commonly known as the CLTA Owner’s Policy of Title Insurance, using the current policy jacket customarily provided by the Title Insurer, in an amount equal to the Purchase Price (the “Title Policy”), together with copies of all instruments identified as exceptions therein (together with the Title Commitment, referred to herein as the “Title Documents”) and Purchaser has obtained an updated title commitment dated January 6, 2019 (the “Title Commitment”). Purchaser hereby acknowledges receipt of all such Title Documents. Seller shall be responsible only for payment of the basic premium for the CLTA portion of the Title Policy and the costs of obtaining the Title Commitment. Purchaser shall be solely responsible for payment of all other costs relating to procurement of the Title Commitment, the Title Policy, and any requested endorsements, including that for extended coverage. Notwithstanding anything set forth herein to the contrary, Purchaser may elect to obtain co-insurance and/or reinsurance with respect to the Title Policy in its sole discretion at its sole cost and expense; provided that obtaining such co-insurance and/or reinsurance shall not be a condition to Purchaser’s obligation to close.
4.2    Survey. Subject to Section 3.5.1, Seller has delivered to Purchaser or made available at the Property the existing draft survey of the Property prepared by Slooten Consulting, Inc. as Bock & Clark Job# 9597-03 (the “Existing Survey”). Purchaser acknowledges and agrees that delivery of the Existing Survey is subject to Section 3.5.2. Purchaser has obtained an update to the Existing Survey dated January 15, 2019, Job #9597-04, and together with the Existing Survey, is referred to herein as the “Survey”). Purchaser shall be solely responsible for the cost and expense of the preparation of any new or updated survey requested by Purchaser pursuant to the terms of this Section 4.2.
4.3    Seller’s Obligations. Purchaser has approved the Title Commitment, Title Documents, and Survey, except as provided in Section 4.4.1. Notwithstanding anything set forth herein to the contrary, Seller shall be obligated to discharge or remove prior to or at Closing the liens of any mortgage, trust deed or deed of trust created by Seller affecting the Property, all mechanics’ and materialmens’ liens arising from work performed on behalf of Seller, and any title exceptions caused or consented to by Seller in violation of Section 7.3 (“Mandatory Cure Items”).
4.4    Permitted Exceptions. The Deed delivered pursuant to this Contract shall be subject to the following, all of which shall be deemed “Permitted Exceptions”:
4.4.1        All matters shown in the Title Commitment, Title Documents and the Survey, other than (a) mechanics’ liens (other than those filed by contractors or suppliers engaged by or through any Tenant in an amount less than $250,000 in the aggregate), (b) taxes due and payable with respect to the taxing period preceding the Closing, (c) the standard exception regarding the rights of parties in possession, which shall be limited to those parties in possession pursuant to the Leases, (d) the standard exception pertaining to taxes and assessments, which shall be limited to taxes and assessments payable in the year in which the Closing occurs and subsequent taxes and assessments; and (e) Mandatory Cure Items;
4.4.2        All Leases and the Ground Lease;
4.4.3        Applicable zoning and governmental regulations and ordinances; and
4.4.4        Any defects in or objections to title to the Property, or title exceptions or encumbrances, arising by, through or under Purchaser.
None of the above Permitted Exceptions shall be referenced in the Deed.

4.5    Subsequently Disclosed Exceptions. If any update to the Title Commitment discloses any additional item that materially and adversely affects title to the Property which was not disclosed on any version of or update to the Title Commitment delivered to Purchaser prior to the Effective Date (the “New Exception”), Purchaser shall have a period ending on the earlier of five (5) days from the date of its receipt of such update or one (1) day prior to the Outside Closing Date (as applicable, the “New Exception Review Period”) to review and notify Seller in writing of Purchaser’s approval or disapproval of the New Exception. If Purchaser disapproves of the New Exception, Seller may, in Seller’s sole discretion, notify Purchaser as to whether it is willing to cure the New Exception. If Seller elects to cure the New Exception, Seller shall be entitled to reasonable adjournments of the Closing Date to cure the New Exception, but not beyond the Outside Closing Date. If Seller fails to deliver a notice to Purchaser within three (3) days after the expiration of the New Exception Review Period, Seller shall be deemed to have elected not to cure the New Exception. If Purchaser is dissatisfied with Seller’s response, or lack thereof, Purchaser may, as its exclusive remedy elect either: (a) to terminate this Contract, in which event the Deposit shall be promptly returned to Purchaser or (b) to waive the New Exception and proceed with the transactions contemplated by this Contract, in which event Purchaser shall be deemed to have approved the New Exception. If Purchaser fails to notify Seller of its election to terminate this Contract in accordance with the foregoing sentence within six (6) days after the expiration of the New Exception Review Period, Purchaser shall be deemed to have elected to approve and irrevocably waive any objections to the New Exception. In the event of a New Exception which is timely disapproved as provided herein, the Closing Date shall be adjusted as necessary so that it will not occur sooner than two (2) Business Days following the earlier of (a) Seller’s cure of the New Exception, and (b) Purchaser’s approval or deemed approval of the same. If Seller fails to cure any New Exception which Seller agreed in writing to cure, then Purchaser shall have the rights provided in Section 10.2 with respect to a default by Seller.
4.6    Purchaser Financing. Purchaser assumes full responsibility to obtain the funds required for settlement, and Purchaser’s acquisition of such funds shall not be a contingency to the Closing.
ARTICLE V
CLOSING
5.1    Closing Date. The Closing shall occur on April 4, 2019 (the “Closing Date”) through an escrow with Escrow Agent, whereby Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means. Notwithstanding the foregoing to the contrary, the Closing Date may be extended without penalty at the option of either Seller or Purchaser for one (1) period following the Closing Date specified in the first sentence of this paragraph above which period shall end on May 6, 2019. In no event shall the Closing Date be extended pursuant to this Section beyond May 6, 2019 (the “Outside Closing Date”). The electing party shall provide the other party with no less than twelve (12) Business Days’ notice of a Closing Date extension elected by such party pursuant to this Section.

5.2    Seller Closing Deliveries. No later than one (1) Business Day prior to the Closing Date, Seller shall deliver to Escrow Agent, each of the following items, executed on behalf of Seller if applicable:
5.2.1    Grant Deed (the “Deed”) in the form attached as Exhibit B to Purchaser, subject to the Permitted Exceptions.
5.2.2    A Bill of Sale in the form attached as Exhibit C.
5.2.3    A General Assignment in the form attached as Exhibit D (the “General Assignment”).
5.2.4    An Assignment of Leases and Security Deposits in the form attached as Exhibit E (the “Leases Assignment”).
5.2.5    A letter in the form attached hereto as Exhibit F prepared by Purchaser and countersigned by Seller to each of the vendors under the Terminated Contracts informing them of the termination of such Terminated Contract as of the Closing Date (subject to any delay in the effectiveness of such termination pursuant to the express terms of each applicable Terminated Contract) (the “Vendor Terminations”).
5.2.6    Seller’s counterpart signature to the closing statement prepared by the Title Insurer.
5.2.7    A title affidavit or an indemnity in the form attached hereto as Exhibit L; provided however, that Seller shall not be obligated to provide a title affidavit or an indemnity addressing the pre-printed exceptions related to the Survey if Purchaser has not provided a new or updated Survey to the Title Insurer as referenced in Section 4.2.
5.2.8    A certification of Seller’s non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.
5.2.9    Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Seller’s authority to consummate this transaction.
5.2.10    An updated Rent Roll (as hereinafter defined) effective as of a date no more than three (3) Business Days prior to the Closing Date, and an updated Schedule 6.1.14(i)
5.2.11    An updated Property Contracts List effective as of a date no more than three (3) Business Days prior to the Closing Date.
5.2.12    Notification letters to all Tenants at the Property in the form attached hereto as Exhibit G prepared by Purchaser and countersigned by Seller (collectively, the "Tenant Notifications") and notification letters to all vendors under Property Contracts (other than Terminated Contracts) in the form attached hereto as Exhibit M prepared by Purchaser and countersigned by Seller (collectively, the "Vendor Notifications").
5.2.13    Evidence of the termination of the Property Management Agreement and all exclusive leasing agreements.
5.2.14    An Assignment and Assumption of Seller’s interest in the Ground Lease in the form attached hereto as Exhibit J (the “Ground Lease Assignment”) together with a written notice to the ground lessor of such assignment in the form attached hereto as Exhibit N (the “Ground Lease Notification”).
5.2.15    A written notice to the HOA of Seller’s assignment to Purchaser of Seller’s rights and obligations under the Project REA in the form attached hereto as Exhibit O (the “HOA Notification”).
5.2.16    Assignments of Seller’s interests in any non-cash Tenant Security Deposits in the forms required by Section 5.4.6.5.
5.2.17    Updated versions of Schedules 6.1.3, 6.1.6(B), 6.1.14(ii), 6.1.15, 6.1.16, 6.1.17, 6.1.23, and 5.4.6.4, each updated as of the Closing Date.
5.3    Purchaser Closing Deliveries. No later than one (1) Business Day prior to the Closing Date (except for the balance of the Purchase Price which is to be delivered at the time specified in Section 2.2.2), Purchaser shall deliver to the Escrow Agent each of the following items, executed on behalf of Purchaser if applicable:
5.3.1    The full Purchase Price (with credit for the Deposit), plus or minus the adjustments or prorations required by this Contract.
5.3.2    Purchaser’s counterpart signature to the closing statement prepared by the Title Insurer.
5.3.3    A countersigned counterpart of the General Assignment.
5.3.4    A countersigned counterpart of the Leases Assignment.
5.3.5    Purchaser’s signed counterparts to the Tenant Notifications and Vendor Notifications.
5.3.6    Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Purchaser’s authority to consummate this transaction.
5.3.7    Purchaser’s signed counterpart of the Ground Lease Assignment.
5.3.8    Preliminary Change of Ownership Report, in the form required by the City and County of San Francisco;

5.3.9    Transfer Tax Affidavit, in the form required by the City and County of San Francisco; and
5.3.10    Assumption statement required pursuant to Section 12.3 of the Project REA.
5.4    Closing Prorations and Adjustments.
5.4.1    General. All normal and customarily proratable items, including, without limitation, Property Taxes, collected rents, operating expenses, personal property taxes, other operating expenses and fees, shall be prorated as of 11:59 p.m. on the day prior to the Closing Date, Seller being charged or credited, as appropriate, for all of the same attributable to the period up to the Closing Date (and credited for any amounts paid by Seller attributable to the period on or after the Closing Date, if assumed by Purchaser) and Purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the Closing Date. Seller shall prepare a preliminary draft of a proration schedule (the “Proration Schedule”) of the adjustments described in this Section 5.4 prior to Closing and deliver the same to Purchaser for review and approval at least five (5) Business Days prior to Closing. Seller and Purchaser will deliver the draft Proration Schedule to Escrow Agent at least three (3) Business Days prior to Closing and Escrow Agent shall prepare and deliver to Seller and Purchaser a draft settlement statement at least two (2) days prior to Closing. Such adjustments shall be paid by Purchaser to Seller (if the prorations result in a net credit to Seller) or by Seller to Purchaser (if the prorations result in a net credit by Purchaser), by increasing or reducing the cash to be paid by Purchaser at Closing. Notwithstanding anything to the contrary contained in this Contract, in no event shall the Seller and Purchaser prorate any items that are paid by the Tenants in accordance with their applicable Leases directly to any third party.
5.4.2    Operating Expenses. All of the operating, maintenance, taxes (other than Property Taxes), and other expenses incurred in operating the Property that Seller customarily pays, and any other costs incurred in the ordinary course of business for the management and operation of the Property, including without limitation, those under the Ground Lease, shall be prorated on an accrual basis. Seller shall pay all such expenses that accrue prior to the Closing Date and Purchaser shall pay all such expenses that accrue on and after the Closing Date. This Section shall apply only to the extent the expenses contemplated herein are paid by Seller instead of by the Tenants.
5.4.3    Utilities. The final readings and final billings for utilities will be made if possible as of the day before the Closing Date, in which case Seller shall pay all such bills and no proration shall be made at the Closing with respect to utility bills. Otherwise, a proration shall be made based upon the parties’ reasonable good faith estimate. Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and Seller shall notify each utility company serving the Property to terminate Seller’s account, effective as of noon on the Closing Date. Alternatively, Seller may elect at Closing to leave any deposits posted by it with any utility company and, to the extent Purchaser actually receives the benefit of such deposits, receive a credit for the same at Closing. This Section shall apply only to the extent the expenses contemplated herein are paid by Seller instead of by the Tenants.
5.4.4    Real Estate Taxes. Any real estate ad valorem or similar taxes for the Property (“Property Taxes”) affecting the Property for the Tax Year that occurs during the year of Closing shall be prorated as of the Closing Date based upon actual days involved. The proration of Property Taxes shall be based upon the assessed valuation and tax rate figures (assuming payment at the earliest time to allow for the maximum possible discount) for the Tax Year in which the Closing occurs to the extent the same are available; provided, however, that in the event that actual figures (whether for the assessed value of the Property or for the tax rate) for the Tax Year in which the Closing occurs are not available at the Closing Date, the proration shall be made using figures from the preceding Tax Year (assuming payment at the earliest time to allow for the maximum possible discount). The proration of Property Taxes shall be subject to re-adjustment after Closing. This Section shall apply only to the extent the expenses contemplated herein are paid by Seller instead of by the Tenants.
5.4.5    Property Contracts. Purchaser shall assume at Closing the obligations under the Property Contracts assumed by Purchaser; however, operating expenses shall be prorated under Section 5.4.2.
5.4.6    Leases.
5.4.6.1    All collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-throughs or other sums and charges payable by Tenants under the Leases (except as set forth in Section 5.4.6.2)), income and expenses from any portion of the Property shall be prorated as of the Closing Date. Purchaser shall receive all collected rent and income attributable to dates on and after the Closing Date. Seller shall receive all collected rent and income attributable to dates prior to the Closing Date. Notwithstanding the foregoing, no prorations shall be made in relation to either (a) non-delinquent rents which have not been collected as of the Closing Date, or (b) delinquent rents existing, if any, as of the Closing Date (the foregoing (a) and (b) referred to herein as the “Uncollected Rents”). In adjusting for Uncollected Rents, no adjustments shall be made in Seller’s favor for rents which have accrued and are unpaid as of the Closing Date, but Purchaser shall pay Seller such accrued Uncollected Rents as and when collected by Purchaser. For a period of nine (9) months after Closing, Purchaser agrees to bill Tenants of the Property for all Uncollected Rents and to take commercially reasonable actions to collect Uncollected Rents, without the obligation to pursue litigation or eviction proceedings. Purchaser’s collection of rents shall be applied, first, towards current rent due and owing under the Leases, second, to collection expenses and attorneys’ fees, and third, to Uncollected Rents. After Closing, Seller shall continue to have the right, but not the obligation, in its own name, to demand payment of and to collect Uncollected Rents owed to Seller by any Tenant, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any Tenant (any such legal action to be commenced prior to September 30, 2020), and the delivery of the Leases Assignment shall not constitute a waiver by Seller of such right; provided however, that the foregoing right of Seller shall be limited to actions seeking monetary damages and, in no event, shall Seller seek to evict any Tenants in any action to collect Uncollected Rents. Purchaser agrees to reasonably cooperate with Seller, at no out of pocket expense to Purchaser, in connection with all efforts by Seller to collect such Uncollected Rents and to take all commercially reasonable steps, whether before or after the Closing Date, as may be necessary to carry out the intention of the foregoing, including, without limitation, the delivery to Seller, within seven (7) days after a written request, of any relevant copies of books and records (including, without limitation, rent statements, receipted bills and copies of tenant checks used in payment of such rent); provided, however, that Purchaser’s obligation to cooperate with Seller pursuant to this sentence shall not obligate Purchaser to terminate any Tenant lease with an existing Tenant or evict any existing Tenant from the Property.
5.4.6.2    Certain of the Leases contain tenant obligations to pay for taxes, common area expenses, operating expenses and/or additional charges of any other nature relating to the Property and/or certain portions thereof (collectively, “Charges”). Purchaser and Seller acknowledge and agree that Charges which Seller has heretofore collected from Tenants at the Property for the calendar year of Closing (up to the Closing Date) (“Seller’s Reconciliation Period”), have not yet been reconciled with the Tenants (the “Tenant Reconciliation”). In connection with the Tenant Reconciliation, the parties agree that (i) within a reasonable time after Closing, but in no event later than one hundred eighty (180) days after Closing, Seller shall deliver to Purchaser Seller’s general ledger, but only with respect to the Charges, all of the data reasonably supporting the Charges Seller collected from the Tenants during Seller’s Reconciliation Period, including, without limitation, all documentation required pursuant to the Leases, and the amount of Charges actually paid by Seller during Seller’s Reconciliation Period, and (ii) on or before April 1 of the calendar year following Closing, Purchaser shall be responsible for preparing the final Tenant Reconciliation (subject to Seller’s approval with respect to Seller’s Reconciliation Period) strictly in accordance with the terms and conditions of the applicable Leases and, to the extent applicable, either reimbursing or billing Tenants accordingly. If the Tenant Reconciliation for Seller’s Reconciliation Period shows that amounts collected during Seller’s Reconciliation Period were more than the amount of charges actually paid by Seller during Seller’s Reconciliation Period, then Seller shall reimburse Purchaser to the extent of any over-payment of such Charges actually received by Seller for Seller’s Reconciliation Period. If it is determined that any Tenant(s) have underpaid to Seller any portion of the Charges for Seller’s Reconciliation Period, Purchaser shall promptly invoice the applicable Tenant(s) for such Charges and pay to Seller the amount of any under-payment of such Charges as and when actually received from such Tenant(s).
5.4.6.3     Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to any “free” or abated rent for outstanding “free rent” periods under Leases existing as of the Effective Date that extend beyond the Closing Date, including, without limitation, those items set forth on Schedule 5.4.6.4 as Seller responsibilities.
5.4.6.4    Seller shall be responsible for the timely payment of all Tenant Inducement Costs (as such term is hereinafter defined) and Leasing Commissions (as such term is hereinafter defined) that are required to be paid as a result of any Lease, or any amendment to a Lease that was signed by Seller prior to the Effective Date, except as described on Schedule 5.4.6.4, but expressly excluding each of the following which shall be Purchaser’s responsibility: (i) any refurbishment allowance or similar Tenant Inducement Cost or Leasing Commissions that may become payable pursuant to the express terms of such a Lease or amendment if the tenant thereunder exercises subsequent to the Effective Date a renewal, extension, expansion or similar option thereunder; and (ii) any Leasing Commissions that Purchaser obligates itself to pay to its broker or a tenant’s broker with respect to any such renewal, extension, expansion or similar option. Seller shall have no obligation to Purchaser for the payment of any other Tenant Inducement Costs or Leasing Commissions, including, without limitation, any Tenant Inducement Costs or Leasing Commissions payable with respect to any new Lease or Lease amendment entered into after the Effective Date in accordance with the terms hereof. If any Leasing Commission or Tenant Inducement Cost the payment of which is Seller’s responsibility, as provided above, has not been paid by Closing, then Purchaser will receive a credit at Closing for the unpaid amount. The Tenant Inducement Costs set forth on Schedule 5.4.6.4(B) are subject to forfeiture by the applicable Tenant if not used by a date certain as set forth on such schedule (the “Terminable Tenant Inducement Costs”). Notwithstanding anything in this Section 5.4.6.4 to the contrary, rather than Purchaser receiving a closing credit for such unpaid Terminable Tenant Inducement Costs, Escrow Agent shall hold back from the proceeds released to Seller at Closing an amount equal to such unpaid Terminable Tenant Inducement Costs pursuant to a separate holdback escrow agreement entered into at Closing. Such escrowed Terminable Tenant Inducement Costs shall be subject to release from escrow (x) to Purchaser upon such amounts being due and payable to the applicable Tenant, or (y) to Seller upon the date that the applicable Tenant is no longer eligible to receive such Terminable Tenant Inducement Costs as set forth on Schedule 5.4.6.4(B). If before Closing Seller pays any Leasing Commission or Tenant Inducement Cost required to be paid before Closing but the payment of which is Purchaser’s responsibility (such as a Leasing Commission due upon execution of a new Lease after the Effective Date, with Purchaser’s approval), then Seller will receive a credit from Purchaser at Closing for the amount so paid. For the purposes hereof, “Tenant Inducement Costs” shall mean any out-of-pocket payments (or rent abatement) required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including, without limitation, tenant improvement costs (whether paid by the landlord to the tenant as a cash allowance or incurred by the landlord in the performance of such tenant improvements), rent abatement, landlord work costs, lease buyout costs, and moving, design and refurbishment allowances. The term “Leasing Commissions” shall mean any brokerage commission, fee or other compensation owing in connection with any Lease. Notwithstanding anything herein to the contrary, each party shall be responsible for the Tenant Inducement Costs and Leasing Commissions designated as such party’s responsibility as set forth on Schedule 5.4.6.4, subject to the escrow requirements above relating to any Terminable Tenant Inducement Costs.
5.4.6.5    At Closing, Purchaser shall receive a credit against the Purchase Price in an amount (the “Tenant Security Deposit Balance”) equal to the received and unapplied balance of all cash (or cash equivalent) Tenant Security Deposits, including, but not limited to, security, damage, pet or other refundable deposits paid by any of the Tenants to secure their respective obligations under the Leases, together, in all cases, with any interest payable to the Tenants thereunder as may be required by their respective Tenant Lease or state law. Any cash (or cash equivalents) held by Seller which constitutes the Tenant Security Deposit Balance shall be retained by Seller in exchange for the foregoing credit against the Purchase Price and shall not be transferred by Seller pursuant to this Contract (or any of the documents delivered at Closing), but the obligation with respect to the Tenant Security Deposit Balance nonetheless shall be assumed by Purchaser. The Tenant Security Deposit Balance shall not include any non-refundable deposits or fees paid by Tenants to Seller, either pursuant to the Leases or otherwise. Notwithstanding the foregoing, in the event any Tenant Security Deposits held by Seller are in the forms of letters of credit or other non-cash forms, Seller will assign its interest in the letters of credit to Purchaser contemporaneously with Closing by delivering into escrow at Closing the originals of such letters of credit or other non-cash Tenant Security Deposits together with transfer forms fully executed by Seller, including guarantied or notarized signatures from Seller’s bank, as applicable; provided, however, that any and all transfer (or similar) fees required to be paid in connection with any assignment shall be paid by Purchaser to the extent such fees are not otherwise required to be paid by the applicable Tenant. Following Closing, Seller shall reasonably cooperate with Purchaser, at no cost or liability to Seller, to deliver such reasonable documents as required by the issuer of any such letters of credit to effectuate the transfer (or if required by the issuer, reissuance) of such letters of credit to Purchaser.
5.4.6.6    At Closing, Purchaser will receive a credit for the amounts set forth on Schedule 5.4.6.6, which amounts relate to work to be performed pursuant to the Common Area Improvements Construction Contract. Furthermore, at Closing, (i) Seller shall receive a credit in the amount of all amounts spent by Seller with respect to the Suite 1230 Construction Contract, and (ii) Purchaser shall receive a credit in an amount equal to the amount by which the cost per square foot under the Suite 1230 Construction Contract exceeds $100 per square foot, but such credit shall not exceed $45.00 per square foot. Seller shall have no obligation to perform any of the work associated with the items set forth on Schedule 5.4.6.6.
5.4.7    Insurance. No proration shall be made in relation to insurance premiums and insurance policies will not be assigned to Purchaser. Seller shall have the risk of loss of the Property until 11:59 p.m. the day prior to the Closing Date (the “Risk of Loss Transfer”), after which time the risk of loss shall pass to Purchaser and Purchaser shall be responsible for obtaining its own insurance thereafter.
5.4.8    Employees. All of Seller’s and Property Manager’s on-site employees shall have their employment at the Property terminated as of the Closing Date. Seller shall indemnify, defend and hold Purchaser harmless from any claims, demands, losses, liabilities or expenses, arising out of or relating to the termination and/or previous employment of Seller’s employees or Property Manager’s on-site employees, including, without limitation, payouts of sick time, accrued vacation, or other benefits due to the employees, reasonable attorneys’ fees and court costs.
5.4.9    Closing Costs. Purchaser shall pay any premiums or fees required to be paid by Purchaser with respect to the Title Policy pursuant to Section 4.1, and one-half of the customary closing costs of the Escrow Agent. Seller shall pay the base (CLTA) premium for the Title Policy to the extent required by Section 4.1, all transfer taxes, the cost of recording any instruments required to discharge any Mandatory Cure Items, and one-half of the customary closing costs of the Escrow Agent.
5.4.10    Tax Appeals. Seller may file and/or prosecute an application for the reduction of the assessed valuation of the Property or any portion thereof for Property Taxes or a refund of Property Taxes previously paid to any governmental authority (i) for any Tax Year prior to the Tax Year in which the Closing shall occur without the prior consent of Purchaser, and (ii) for the Tax Year in which the Closing shall occur, provided Purchaser shall have consented with respect thereto, which consent shall not be unreasonably withheld or delayed. The amount of any tax refunds (net of attorneys’ fees and other costs of obtaining such tax refunds) with respect to any portion of the Property for the Tax Year in which the Closing occurs shall be apportioned between Seller and Purchaser as of the Closing with a prior allocation of the portion thereof that must be returned to Tenants pursuant to the terms of the Leases, Seller hereby agreeing to be responsible for the return of such refund to such Tenants for the period up to and including the Closing Date and Purchaser having such obligation for the return of such refunds attributable to the period after the Closing. If, in lieu of a tax refund, a tax credit is received with respect to any portion of the Property for the Tax Year in which the Closing occurs, then with a prior allocation of the portion thereof which must be returned to Tenants pursuant to the terms of their Leases in the same manner as set forth above, (x) the tax credit apportionment shall be readjusted between Seller and Purchaser within thirty (30) days after receipt by Seller or Purchaser, as the case may be, of evidence of the actual amount of such tax credit (net of attorneys’ fees and other costs of obtaining such tax credit), and (y) upon realization by Purchaser of a tax savings on account of such credit, Purchaser shall pay to Seller an amount equal to the savings realized (as apportioned). All refunds, credits or other benefits applicable to any Tax Year prior to the Tax Year in which the Closing shall occur shall (subject to the rights of tenant and licensees) belong solely to Seller (and Purchaser shall have no interest therein) and, if the same shall be paid to Purchaser or anyone acting on behalf of Purchaser, the same shall be paid to Seller following receipt thereof. The provisions of this Section 5.4.10 shall survive the Closing indefinitely.
5.4.11    Possession. Possession of the Property, subject to the Leases, Property Contracts (other than Terminated Contracts) and Permitted Exceptions, shall be delivered to Purchaser at the Closing upon release from escrow of all items to be delivered by Purchaser pursuant to Section 5.3. To the extent reasonably available to Seller, originals or copies of the Leases and Property Contracts, lease files, warranties, guaranties, operating manuals, keys to the Property, and Seller’s books and records (other than proprietary information) (collectively, “Seller’s Property-Related Files and Records”) regarding the Property shall be delivered to Purchaser at the Property after the Closing. Purchaser agrees, for a period of not less than three (3) years after the Closing, to (a) provide and allow Seller reasonable access to Seller’s Property-Related Files and Records for purposes of inspection and copying thereof at Seller’s cost and expense, and (b) reasonably maintain and preserve Seller’s Property-Related Files and Records.
5.4.12    Parking Taxes.     Any taxes payable to the City and County of San Francisco relating to parking operations at the Property for the filing month in which Closing occurs and the immediately preceding filing month (to the extent not already paid by Seller) shall be prorated as of the Closing Date based upon actual days involved. Purchaser shall be responsible for payment of any parking taxes due following the Closing Date for which Purchaser receives a proration under this Section 5.4.12. The proration of parking taxes shall be subject to re-adjustment after Closing.
5.5    Post-Closing Adjustments. Purchaser or Seller may request that Purchaser and Seller undertake to re-adjust any item on the Proration Schedule (or any item omitted therefrom), in accordance with the provisions of Section 5.4 of this Contract; provided, however, that neither party shall have any obligation to re-adjust any items after the expiration of one hundred eighty (180) days after Closing (other than the items set forth in Section 5.4.6.2, for which neither party shall have any further to re-adjust after the expiration of fourteen (14) months after Closing).
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER
6.1    Seller’s Representations. Except, in all cases, for any fact, information or condition disclosed in the Title Documents, the Permitted Exceptions, the Property Contracts, or the Materials or which is otherwise actually known by Purchaser prior to the Closing, Seller represents and warrants to Purchaser the following (collectively, the “Seller’s Representations”) as of the Effective Date and as of the Closing Date; provided that Purchaser’s remedies if any Seller’s Representations are untrue as of the Closing Date are limited to those set forth in Section 8.1:
6.1.1    Seller is validly existing and in good standing under the laws of the state of its formation set forth in the initial paragraph of this Contract; and has the entity power and authority to execute this Contract, and has the entity power and authority to sell and convey the Property and to execute the documents to be executed by Seller and has taken, as applicable, all corporate, partnership, limited liability company or equivalent entity actions required for the execution and delivery of this Contract and the consummation of the transactions contemplated by this Contract. The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Seller is a party or by which Seller is otherwise bound, which conflict, breach or default would have a material adverse effect on Seller’s ability to consummate the transaction contemplated by this Contract or on the Property. This Contract is a valid and binding agreement against Seller in accordance with its terms;
6.1.2    Seller is not a “foreign person,” as that term is used and defined in the Internal Revenue Code, Section 1445, as amended;

6.1.3    Except for (a) any actions by Seller (and approved in writing by Purchaser) to evict Tenants under the Leases, or (b) any matter covered by Seller’s current insurance policy(ies), there are no actions, proceedings, litigation or, either pending or, to Seller’s knowledge, threatened in writing against the Property and/or Seller except as disclosed on Schedule 6.1.3 (as updated pursuant to Section 5.2.17). Seller has not received written notice of any proceedings or governmental investigations, either pending or, to Seller’s knowledge, threatened in writing against the Property and/or Seller except as disclosed on Schedule 6.1.3 (as updated pursuant to Section 5.2.17). There are no condemnation actions pending or, to Seller’s knowledge, threatened in writing against the Property and/or Seller except as disclosed on Schedule 6.1.3 (as updated pursuant to Section 5.2.17).
6.1.4    Seller has not received any written notice of any material default that remains uncured by Seller under (i) any of the Property Contracts, (ii) any of the Leases, (iii) the Common Area Improvements Construction Contract, and/or (iv) the Suite 1230 Construction Contract. Seller has not received any written notice of any default that remains uncured by Seller under the Ground Lease or the Project REA.
6.1.5    To Seller’s knowledge, the rent roll attached hereto as Schedule 6.1.5 (the “Rent Roll”) (as updated pursuant to Section 5.2.10) is accurate in all material respects and is consistent with the rent roll maintained by Seller in the normal course of business.
6.1.6    To Seller’s knowledge, the list of all current Property Contracts attached hereto as Schedule 6.1.6 (the “Property Contracts List”) (as updated pursuant to Section 5.2.11) is accurate in all material respects. Seller has not delivered a written notice of default to the counterparty under any Property Contract, with respect to any default that remains uncured except as set forth on Schedule 6.1.6(B) (as updated pursuant to Section 5.2.17).
6.1.7    Seller has not received any written notice from a governmental agency of any uncured material violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting the Property.
6.1.8    The Ground Lease has not been modified or amended by Seller except as set forth on the Title Commitment.
6.1.9    The Project REA has not been modified or amended except as set forth on the Title Commitment.
6.1.10    No pending or, to the knowledge of Seller, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Contract.
6.1.11    None of Seller, nor persons controlling or controlled by Seller, nor, to Seller’s knowledge, investors in Seller (excluding any public shareholders), are Prohibited Persons.

6.1.12    To Seller’s knowledge, none of its brokers or other agents (if any), acting or benefiting in any capacity in connection with this Contract is a Prohibited Person.
6.1.13    The Property was not purchased by Seller utilizing proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).
6.1.14    Schedule 6.1.14(i) (as updated pursuant to Section 5.2.10) lists all Leases and all amendments and modifications to the Leases. To Seller’s knowledge, all Leases set forth on Schedule 6.1.14(i) (as updated pursuant to Section 5.2.10) are in full force and effect. To Seller’s knowledge, except as set forth on Schedule 6.1.14(ii) (as updated pursuant to Section 5.2.17), none of the Tenants is in monetary or material non-monetary default under its Lease.
6.1.15    No Tenant is currently auditing operating expense reimbursements under its Lease, and no Tenant has given written notice to Seller that it intends to audit operating expense reimbursements under its Lease except as set forth on Schedule 6.1.15 (as updated pursuant to Section 5.2.17).
6.1.16    Schedule 6.1.16 (as updated pursuant to Section 5.2.17) accurately lists all Tenant Security Deposits and the forms thereof.
6.1.17    Seller has not received from any Tenant any prepaid base rent under its Lease more than thirty (30) days in advance of its due date, except as set forth on Schedule 6.1.17 (as updated pursuant to Section 5.2.17).
6.1.18    To Seller’s knowledge, Schedule 5.4.6.4 (as updated pursuant to Section 5.2.17) accurately sets forth all unpaid Tenant Inducement Costs and Leasing Commissions with respect to the Leases.
6.1.19    Seller has not granted to any Tenant or third party any right or option to purchase the Property or any portion thereof except for the contractual rights granted pursuant to this Contract.
6.1.20    Seller has not submitted any pending appeals of Property Taxes.
6.1.21    Seller has not submitted any applications to rezone or entitle the Property or to modify the current zoning or entitlements for the Property that remain pending (provided that the foregoing shall not include any permits obtained by Seller in connection with work to be performed under the Common Area Improvements Construction Contract or the Suite 1230 Construction Contract).
6.1.22    Seller has paid all amounts due and payable under the Common Area Improvements Construction Contract and the Suite 1230 Construction Contract as of the Effective Date, which amounts paid as of the Effective Date are $61,967.03 for the Common Area Improvements Construction Contract and $0.00 for the Suite 1230 Construction Contract.

6.1.23    To Seller’s knowledge, the parking ledger attached hereto as Schedule 6.1.23 is accurate in all material respects as of the Effective Date and is consistent with the parking ledger maintained by Seller in the normal course of business. To Seller’s knowledge, Seller has provided Purchaser with copies of all of the parking license agreements that are in Seller’s possession or control.
6.1.24    To Seller’s knowledge, Seller has paid, or caused to be paid, all parking taxes due and payable as of the Effective Date to the City and County of San Francisco with respect to the parking at the Property.
6.2    AS-IS. The Property is being sold in an “AS IS, WHERE IS” condition and “WITH ALL FAULTS as of the Effective Date and as of Closing. Except for the Seller Representations, no representations or warranties have been made or are made and no responsibility has been or is assumed by Seller or by any partner, officer, person, firm, agent, attorney or representative acting or purporting to act on behalf of Seller as to (i) the condition or state of repair of the Property; (ii) the compliance or non-compliance of the Property with any applicable laws, regulations or ordinances (including, without limitation, any applicable zoning, building or development codes); (iii) the value, expense of operation, or income potential of the Property; (iv) any other fact or condition which has or might affect the Property or the condition, state of repair, compliance, value, expense of operation or income potential of the Property or any portion thereof; or (v) whether the Property contains asbestos or harmful or toxic substances or pertaining to the extent, location or nature of same. The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Contract and the Exhibits hereto annexed, which alone fully and completely express their agreement, and that this Contract has been entered into after full investigation, or with the parties satisfied with the opportunity afforded for full investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Contract or the Exhibits annexed hereto.
Purchaser waives its right to recover from, and forever releases and discharges Seller’s Indemnified Parties from any and all demands, claims (including, without limitation, causes of action in tort), legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”), that may arise on account of or in any way be connected with the Property, the physical condition thereof, or any law or regulation applicable thereto (including, without limitation, claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 6901, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (49 U.S.C. Section 1801, et seq.), the Hazardous Transportation Act (42 U.S.C. Section 6901, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.). Without limiting the foregoing, Purchaser, upon Closing, shall be deemed to have waived, relinquished and released Seller and all other Seller’s Indemnified Parties from any and all Claims, matters arising out of latent or patent defects or physical conditions, violations of applicable laws (including, without limitation, any environmental laws) and any and all other acts, omissions, events, circumstances or matters affecting the Property. As part of the provisions of this Section 6.2, but not as a limitation thereon, Purchaser hereby agrees, represents and warrants that the matters released herein are not limited to matters which are known or disclosed, and Purchaser hereby waives any and all rights and benefits which it now has, or in the future may have conferred upon it, by virtue of the provisions of federal, state or local law, rules and regulations. Purchaser agrees that should any cleanup, remediation or removal of hazardous substances or other environmental conditions on or about the Property be required after the date of Closing, such clean-up, removal or remediation shall not be the responsibility of Seller. This Section 6.2 does not affect the liability of Seller with respect to breaches of Seller’s Representations.

In connection with the general release set forth in this Section 6.2, Purchaser specifically waives the provisions of California Civil Code Section 1542, which provides as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that if known by him or her would have materially affected his or her settlement with the debtor or released party.”
/s/ KH
Purchaser’s Initials
The provisions of this Section 6.2 shall survive Closing and the delivery of the Deed to Purchaser.
6.3    Survival of Seller’s Representations
. Seller and Purchaser agree that Seller’s Representations (and any warranties, liabilities, covenants, indemnities, and/or obligations of Seller under this Contract that expressly survive Closing or under any of the Closing Documents) shall survive Closing for a period of nine (9) months (the “Survival Period”). Seller shall have no liability after the Survival Period with respect to Seller’s Representations (or any warranties, liabilities, covenants, indemnities, and/or obligations of Seller under this Contract that expressly survive Closing or under any of the Closing Documents) contained herein except to the extent that Purchaser has delivered written notice to Seller prior to the end of the Survival Period and has commenced litigation against Seller by filing and serving a lawsuit within ninety (90) days after the end of the Survival Period for breach of any of Seller’s Representations (or any such warranties, liabilities, covenants, indemnities, and/or obligations of Seller under this contract that expressly survive Closing or under any of the Closing Documents). The Survival Period and the obligation to bring a lawsuit within ninety (90) days after the end of the Survival Period shall not apply to or limit Seller’s liability with respect to Seller’s obligations with respect to the prorations provided for in Section 5.4, Section 5.5 and/or Article IX. Under no circumstances shall Seller be liable to Purchaser for more than one percent (1%) of the Purchase Price in any individual instance or in the aggregate for any representations, warranties, liabilities, covenants, indemnities, and/or obligations of Seller under this Contract that expressly survive Closing or under any documents executed and delivered by Seller in connection with Closing (the “Closing Documents”), including, without limitation, any breaches of Seller’s Representations, nor shall Purchaser be entitled to bring any claim for such matters unless the claim for damages (either in the aggregate or as to any individual claim) by Purchaser exceeds Fifty Thousand and No/100 Dollars ($50,000.00); provided, however, that the foregoing cap on Seller’s liability shall not apply to any obligations of Seller pursuant to Section 5.4, Section 5.5, Article VII, or Article IX. In the event that Seller breaches any of Seller’s Representations (or any warranties, liabilities, covenants, indemnities and/or obligations of Seller under this Contract that expressly survive

Closing or under any of the Closing Documents) and Purchaser had actual knowledge of such breach prior to the Closing Date, and elected to close regardless, Purchaser shall be deemed to have waived any right of recovery, and Seller shall not have any liability in connection therewith.
6.4    Definition of Seller’s Knowledge. Any representations and warranties made “to the knowledge of Seller” shall not be deemed to imply any duty of inquiry, except as provided in this Section 6.4. For purposes of this Contract, the term Seller’s “knowledge” shall mean and refer only to actual knowledge of the “Designated Representative” of the Seller after inquiry of the Property Manager and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of Seller, or any affiliate of Seller, or to impose upon such Designated Representative any duty to investigate the matter to which such actual knowledge or the absence thereof pertains except as provided in this Section 6.4, or to impose upon such Designated Representative any individual personal liability. As used herein, the term “Designated Representative” shall refer to Chad Edwards.
6.5    Representations and Warranties of Purchaser. For the purpose of inducing Seller to enter into this Contract and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents and warrants to Seller the following as of the Effective Date and as of the Closing Date (which representations and warranties shall survive Closing for a period of three (3) years):
6.5.1    Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.
6.5.2    Purchaser has all necessary entity power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Contract, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent of any of Purchaser’s partners, directors, officers or members that has not been obtained are required to so empower or authorize Purchaser. The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Purchaser is a party or by which Purchaser is otherwise bound, which conflict, breach or default would have a material adverse effect on Purchaser’s ability to consummate the transaction contemplated by this Contract. This Contract is a valid, binding and enforceable agreement against Purchaser in accordance with its terms.
6.5.3    No pending or, to the knowledge of Purchaser, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Contract or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller.
6.5.4    Other than Seller’s Representations, Purchaser has not relied on any representation or warranty made by Seller or any representative of Seller (including, without limitation, Broker) in connection with this Contract and the acquisition of the Property.

6.5.5    None of Purchaser, nor persons controlling or controlled by Purchaser, nor investors who provide funds for the transaction contemplated by this Contract are Prohibited Persons.
6.5.6    To Purchaser’s knowledge, none of its affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Contract is a Prohibited Person.
6.5.7    The funds or other assets Purchaser will transfer to Seller under this Contract are neither (i) the property of, or beneficially owned, directly or indirectly, by a Prohibited Person, nor (ii) proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).
ARTICLE VII
OPERATION OF THE PROPERTY
7.1    Leases and Property Contracts. During the period of time from the Effective Date to the Closing Date, Seller may not enter into new Property Contracts (except for Property Contracts that shall not be binding upon the Property or Purchaser from and after Closing) or new Leases, renew existing Leases, amend or modify any Leases, grant any consents under any Leases, terminate or accept the surrender or forfeiture of any of the Leases, modify or terminate any Property Contracts (other than terminations for cause), or institute and prosecute any available remedies for default under any Lease or Property Contract except upon five (5) Business Days prior written notice to Purchaser and with the prior written approval of Purchaser. Purchaser’s approval of any such action shall be in Purchaser’s sole discretion. The phrase “upon five (5) Business Days prior written notice to Purchaser and with the prior written approval of Purchaser” as used in the above sentence shall mean that Purchaser shall have five (5) Business Days after Purchaser receives a true, correct and complete copy of any agreement subject to this Section 7.1 or a summary of the proposed business terms to review and to approve or disapprove in writing such agreement or summary, it being the understanding, however, that Purchaser’s failure to respond in writing within said five (5) Business Day period shall be Purchaser’s deemed approval of the contemplated action. Subject to the Purchaser consent requirements set forth above, Seller shall enforce the obligations of Tenants pursuant to the Leases with respect to mechanics’ liens; provided, however, that such obligation shall not require that Seller terminate any Lease or seek the eviction of any Tenant.
7.2    General Operation of Property. Except as specifically set forth in this Article VII, Seller shall operate and insure the Property after the Effective Date in the ordinary course of business, and except as necessary to address (a) any life or safety issue at the Property, (b) any requirements of or obligations under any Lease, or (c) any requirements of or obligations under the Ground Lease, any Development Agreement or any Declarations and REAs, Seller will not make any material alterations to the Property or remove any material Fixtures and Tangible Personal Property without the prior written approval of Purchaser which approval shall be in Purchaser’s sole discretion. Notwithstanding anything herein to the contrary, Seller shall have no obligation to perform any of the work described in the Common Area Improvements Construction Contract. Between the Effective Date and Closing, Seller shall continue to perform the work described in the Suite 1230 Construction Contract.

7.3    Liens. Seller covenants that it will not voluntarily create or cause any lien or encumbrance to attach to the Property (which in any event will not include any lien created by any Tenant) between the Effective Date and the Closing Date (other than Leases and Property Contracts as provided in Section 7.1) unless Purchaser approves such lien or encumbrance, which approval shall be in Purchaser’s sole discretion. If Purchaser approves any such lien or encumbrance, the same shall be deemed a Permitted Encumbrance for all purposes hereunder.
7.4    Amendments to Project REA or Ground Lease. Seller shall not amend or modify the Project REA or Ground Lease or amend or enter into any Development Agreement or any Declarations and REAs in any respect without Purchaser’s prior written approval, which approval shall be in the sole discretion of Purchaser.
ARTICLE VIII
CONDITIONS PRECEDENT TO CLOSING
8.1    Purchaser’s Conditions to Closing. Without limiting any of the rights of Purchaser elsewhere provided for in this Contract, Purchaser’s obligation to close under this Contract shall be subject to and conditioned upon the fulfillment of all the following conditions precedent:
8.1.1    All of the documents required to be delivered by Seller at the Closing pursuant to the terms and conditions hereof shall have been delivered, including: (a) all the documents required by Section 5.2 of this Contract, (b) the Tenant Estoppels required by Section 8.3.1 of this Contract, (c) the Conforming Ground Lessor Estoppel as required by Section 8.3.2 of this Contract, and (d) the Conforming HOA Estoppel as required by Section 8.3.3 of this Contract;
8.1.2    Each of Seller’s Representations shall be true in all material respects as of the Closing Date; provided, however, solely with respect to a failure of Seller’s Representations contained in the final sentence of Section 6.1.14, to be true and correct in all material respects as of the Closing Date, such failure shall not constitute a failure of the condition contained in this Section 8.1.2 so long as such Seller’s Representations remain true in all material respects as of the Closing Date with respect to Leases and Tenants sufficient to meet the Estoppel Threshold;
8.1.3    Seller shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Seller hereunder;
8.1.4    Title Insurer shall be irrevocably committed to issue the Title Policy at Closing, in the form required hereunder, and subject only to the Permitted Exceptions;
8.1.5    There shall not be pending litigation or, to the knowledge of either Purchaser or Seller, any threatened litigation which, if determined adversely, would (i) restrain the consummation of any of the transactions contemplated by this Contract, or (ii) declare illegal, invalid or nonbinding any of the covenants or obligations of Seller, or (iii) result in a breach of the representations contained in Section 6.1.3 where the uninsured liability exceeds

$250,000, or (iv) result in liability against Seller and/or the Property where the uninsured liability exceeds $250,000; and
8.1.6    Seller shall not be a debtor in any bankruptcy proceeding.
Notwithstanding anything to the contrary, there are no other conditions to Purchaser’s obligation to Close except as expressly set forth in this Section 8.1 and in Section 8.3. Subject to each party’s right to extend Closing under Section 5.1, if any condition set forth in Sections 8.1.1 through 8.1.6 is not met, Seller shall not be in default pursuant to Section 10.2 (except as otherwise set forth in Section 10.2), and Purchaser may, as its sole and exclusive remedy (except as set forth in Section 10.2), (i) notify Seller of Purchaser’s election to terminate this Contract and receive a return of the Deposit from the Escrow Agent or (ii) waive such condition and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price. Purchaser’s failure to provide Seller with written notice that it desires to terminate this Contract by 12:00 p.m. Pacific time on the Closing Date shall be deemed Purchaser’s decision to purchase the Property. If the failure of any such conditions results from Seller’s default under Section 10.2 hereof, then Purchaser shall have the rights under Section 10.2.
8.2    Seller’s Conditions to Closing. Without limiting any of the rights of Seller elsewhere provided for in this Contract, Seller’s obligation to close with respect to conveyance of the Property under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:
8.2.1    All of the documents and funds required to be delivered by Purchaser at the Closing pursuant to the terms and conditions hereof shall have been delivered, including all the documents required by Section 5.3 of this Contract;
8.2.2    Each of the representations and warranties of Purchaser contained herein shall be true in all material respects as of the Closing Date;
8.2.3    Purchaser shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser hereunder; and
8.2.4    There shall not be pending litigation or, to the knowledge of either Purchaser or Seller, any threatened litigation which, if determined adversely, would restrain the consummation of any of the transactions contemplated by this Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of Purchaser.
Subject to each party’s right to extend Closing under Section 5.1, if any of the foregoing conditions to Seller’s obligation to close with respect to conveyance of the Property under this Contract are not met, Seller may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date, or (b) terminate this Contract, and, if such failure constitutes a default by Purchaser, exercise any of its remedies under Section 10.1.
8.3    Estoppel Certificates.

8.3.1    Seller agrees to submit to each Tenant under a Lease after the Effective Date a request for such Tenant to execute and deliver to Purchaser a signed estoppel certificate in substantially the form of Exhibit H attached hereto (except that if any Lease prescribes a different form of estoppel certificate, Seller will only be required to submit an estoppel certificate to such Tenant in such prescribed form). Seller will submit drafts of such estoppel certificates to Purchaser for review prior to submitting the same to Tenants and Purchaser will have two (2) Business Days to review and comment on such estoppel certificates. In the event Seller is unable to obtain and deliver to Purchaser, at or prior to Closing, a Conforming Tenant Estoppel (as defined below) from Tenants meeting the Estoppel Threshold, Seller shall not be deemed in default hereunder, however, Purchaser may terminate this Contract by delivery of written notice to Seller on or before the Closing, in which event the Deposit shall be returned to Purchaser, and neither party shall have any further liabilities or obligations hereunder except for the applicable Survival Provisions. As used herein, a “Conforming Tenant Estoppel” will mean either (i) an estoppel certificate dated as of a date not earlier than forty-five (45) days prior to Closing signed by the Tenant under a Lease and substantially in the form of Exhibit H (except that if any Lease prescribes a different form of estoppel certificate, then an estoppel certificate for such Lease in such prescribed form, or in the form customarily provided by any national or regional Tenant will also be deemed acceptable), with all blanks filled in with information that materially conforms to the information set forth in the Rent Roll and this Contract and with no material deletions made or material additional information added that is inconsistent with the statements set forth in such form or the Lease, or with the information set forth in such Rent Roll or this Contract; or (ii) an estoppel certificate that is otherwise acceptable to Purchaser in its commercially reasonable discretion. Seller agrees to present to all the tenants the form of estoppel certificate attached as Exhibit H, except that if any Lease requires a different form of estoppel certificate, then Seller shall present that form. If Seller delivers a signed estoppel certificate to Purchaser for review and Purchaser does not notify Seller that such estoppel certificate is unacceptable by the earlier of (a) three (3) Business Days after delivery thereof, or (b) the Closing Date, then such estoppel certificate will be deemed accepted by Purchaser. Seller shall have the right, at its election, to substitute its estoppel on behalf of any Tenant other than any Major Tenant (up to ten percent (10%) of the leasable area of the Property at Closing) to meet the Estoppel Threshold, and if Seller elects, it shall execute and deliver estoppel certificates in substantially the form of the Conforming Tenant Estoppel(s) to Purchaser. In such event, upon receipt of a Conforming Tenant Estoppel from any such Tenant post-Closing, Seller’s estoppel with respect thereto shall be of no further force or effect.
8.3.2    Seller agrees to submit to the Ground Lessor after the Effective Date a request for such Ground Lessor to execute and deliver to Purchaser a signed estoppel certificate in substantially the form of Exhibit I attached hereto. In the event Seller is unable to obtain and deliver to Purchaser, at or prior to Closing, a Conforming Ground Lessor Estoppel (as defined below) from the Ground Lessor, Seller shall not be deemed in default hereunder, however, Purchaser may terminate this Contract by delivery of written notice to Seller on or before the Closing, in which event the Deposit shall be returned to Purchaser, and neither party shall have any further liabilities or obligations hereunder except for the applicable Survival Provisions. As used herein, a “Conforming Ground Lessor Estoppel” will mean either (i) an estoppel certificate dated as of a date not earlier than forty-five (45) days prior to Closing signed by the Ground Lessor and substantially in the form of Exhibit I, with all blanks filled in and with no material deletions made or material additional information added that is inconsistent with the statements set forth in such form or the Lease; or (ii) an estoppel certificate that is otherwise acceptable to Purchaser in its commercially reasonable discretion. Notwithstanding anything herein to the contrary, the modification or deletion of the following sections of the estoppel certificate attached hereto as Exhibit I by Ground Lessor shall not cause such estoppel certificate to be fail to be deemed a Conforming Ground Lessor Estoppel: Sections 2(d), the final sentence of (h), (j), (l) or (p). Seller agrees to present to the Ground Lessor the form of estoppel certificate attached as Exhibit I, except that if the Ground Lease prescribes a different form of estoppel certificate, then Seller shall present that form. If Seller delivers a Ground Lessor signed estoppel certificate to Purchaser for review and Purchaser does not notify Seller that such estoppel certificate is unacceptable by the earlier of (a) three (3) Business Days after delivery thereof, or (b) the Closing Date, then such estoppel certificate will be deemed accepted by Purchaser.
8.3.3    Seller agrees to submit to the HOA after the Effective Date a request for such HOA to execute and deliver to Purchaser a signed estoppel certificate in substantially the form of Exhibit K attached hereto. In the event Seller is unable to obtain and deliver to Purchaser, at or prior to Closing, a Conforming HOA Estoppel (as defined below) from the HOA, Seller shall not be deemed in default hereunder, however, Purchaser may terminate this Contract by delivery of written notice to Seller on or before the Closing, in which event the Deposit shall be returned to Purchaser, and neither party shall have any further liabilities or obligations hereunder except for the applicable Survival Provisions. As used herein, a “Conforming HOA Estoppel” will mean either (i) an estoppel certificate dated as of a date not earlier than forty-five (45) days prior to Closing signed by the HOA and substantially in the form of Exhibit K, with all blanks filled in and with no material deletions made or material additional information added that is inconsistent with the statements set forth in such form or the Project REA; or (ii) an estoppel certificate that is otherwise acceptable to Purchaser in its commercially reasonable discretion. If Seller delivers a HOA signed estoppel certificate to Purchaser for review and Purchaser does not notify Seller that such estoppel certificate is unacceptable by the earlier of (a) three (3) Business Days after delivery thereof, or (b) the Closing Date, then such estoppel certificate will be deemed accepted by Purchaser.
ARTICLE IX
BROKERAGE
9.1    Indemnity. Seller represents and warrants to Purchaser that it has dealt only with Eastdil Secured, 101 California Street, Suite 2950, San Francisco, CA 94111 (“Broker”) in connection with this Contract. Seller and Purchaser each represents and warrants to the other that, other than Broker, it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with this Contract, and each party agrees to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other party from and against all Losses relating to brokerage commissions and finder’s fees arising from or attributable to the acts or omissions of the indemnifying party.

9.2    Broker Commission. If, as and when the Closing occurs, Seller agrees to pay Broker a commission according to the terms of a separate contract. Broker shall not be deemed a party or third-party beneficiary of this Contract.
ARTICLE X
DEFAULTS AND REMEDIES
10.1    Purchaser Default. If Purchaser defaults in its obligations hereunder to (a) deliver the Deposit, (b) deliver to Seller the deliveries specified under Section 5.3 on the date required thereunder, or (c) deliver the Purchase Price at the time required by Section 2.2.2 and close on the purchase of the Property on the Closing Date, then, immediately and without the right to receive notice or to cure pursuant to Section 2.3.3, Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller (to the extent Purchaser has delivered the Deposit), and neither party shall be obligated to proceed with the purchase and sale of the Property, and Purchaser shall have no further obligations to Seller under this Contract, except for the applicable Survival Provisions. In the event that this Contract terminates as a result of Purchaser’s failure to deliver the Deposit, Seller shall have no right to sue Purchaser for recovery of the Deposit. If, Purchaser defaults in any of its other representations, warranties or obligations under this Contract, and such default continues for more than ten (10) days after written notice from Seller, then Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property, and Purchaser shall have no further obligations to Seller under this Contract, except for the applicable Survival Provisions. The Deposit is liquidated damages and recourse to the Deposit is, except for Purchaser’s indemnity and confidentiality obligations hereunder, Seller’s sole and exclusive remedy for Purchaser’s failure to perform its obligation to purchase the Property or breach of a representation or warranty. Seller expressly waives the remedies of specific performance and additional damages for such default by Purchaser. SELLER AND PURCHASER ACKNOWLEDGE THAT SELLER’S DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLER’S DAMAGES RESULTING FROM A DEFAULT BY PURCHASER IN ITS OBLIGATION TO PURCHASE THE PROPERTY. SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.1 IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLER, AND SHALL BE SELLER’S EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT, OTHER THAN WITH RESPECT TO PURCHASER’S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS HEREUNDER. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. UNDER NO CIRCUMSTANCES MAY SELLER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH SELLER SPECIFICALLY WAIVES, FROM PURCHASER FOR ANY BREACH BY

PURCHASER OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS OR ITS OBLIGATIONS UNDER THIS CONTRACT.
/s/ LPM________            /s/ KH______
Seller’s Initials            Purchaser’s Initials
10.2    Seller Default. If Seller, prior to the Closing, (i) defaults in its obligations hereunder to (a) deliver the deliveries specified under Section 5.2 on the date required thereunder,, or (b) close on the sale of the Property on the Closing Date, (ii) defaults in its covenants or obligations under this Contract and such default continues for more than ten (10) days after written notice from Purchaser, or (iii) if any Seller’s Representation (a) was untrue when made in any material respect, or (b) became materially untrue after the Effective Date, as a result of Seller’s breach of any covenant contained herein, then, at Purchaser’s election and as Purchaser’s sole and exclusive remedy, either (a) this Contract shall terminate, and all payments and things of value, including the Deposit, provided by Purchaser hereunder shall be returned to Purchaser and Purchaser may recover, as its sole recoverable damages (but without limiting its right to receive a refund of the Deposit), its direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties) in connection with this transaction, which damages shall not exceed Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00) in aggregate, or (b) subject to the conditions below, Purchaser may seek specific performance of Seller’s obligation to deliver the Deed pursuant to this Contract (but not damages). Purchaser may seek specific performance of Seller’s obligation to deliver the Deed and other Closing Documents pursuant to this Contract only if, as a condition precedent to initiating such litigation for specific performance, Purchaser first shall (i) deliver all Purchaser Closing documents to Escrow Agent in accordance with the requirements of this Contract, including, without limitation, Sections 2.2.2 and 5.3; (ii) not otherwise be in material default under this Contract; and (iii) file suit therefor with the court on or before the 60th day after the Closing Date; if Purchaser fails to file an action for specific performance within 60 days after the Closing Date, then Purchaser shall be deemed to have elected to terminate the Contract in accordance with subsection (a) above. Upon Seller’s written request, Purchaser agrees that it shall promptly deliver to Seller an assignment of any and all of Purchaser’s right, title and interest in and to (together with possession of) all plans, studies, surveys, reports, and other materials paid for with the out-of-pocket expenses reimbursed by Seller pursuant to the foregoing sentence (excluding any confidential or proprietary Purchaser information). Such assignment shall be without any representation or warranty from Purchaser. SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.2 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE PURCHASER AND THE REMEDIES AVAILABLE TO PURCHASER, AND SHALL BE PURCHASER’S EXCLUSIVE REMEDY AGAINST SELLER, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY SELLER OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT. UNDER NO CIRCUMSTANCES MAY PURCHASER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH PURCHASER SPECIFICALLY WAIVES, FROM SELLER FOR ANY BREACH BY SELLER OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS OR ITS OBLIGATIONS UNDER THIS CONTRACT. PURCHASER SPECIFICALLY WAIVES THE RIGHT TO FILE

ANY LIS PENDENS OR ANY LIEN AGAINST THE PROPERTY UNLESS AND UNTIL IT HAS IRREVOCABLY ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS CONTRACT AND HAS FILED AND IS DILIGENTLY PURSUING AN ACTION SEEKING SUCH REMEDY.

ARTICLE XI
RISK OF LOSS OR CASUALTY
11.1    Major Damage. In the event that the Property is damaged or destroyed by fire or other casualty prior to Closing, and the cost for demolition, site cleaning, restoration, replacement, or other repairs (collectively, the “Repairs”) is more than One Million Nine Hundred Fifteen Thousand and No/100 Dollars ($1,915,000.00) or if such damage results in the right of any Major Tenant to terminate its Lease (which termination right arises is based solely on the scope of the casualty, and not on a contingent right based upon the failure of the landlord to restore within a specified period) or is not fully covered by insurance (subject to any customary deductible), then Seller shall notify Purchaser in writing of such damage or destruction (the “Damage Notice”). Within ten (10) days after Purchaser’s receipt of the Damage Notice, Purchaser may elect at its option to terminate this Contract by delivering written notice to Seller in which event the Deposit shall be refunded to Purchaser; provided, however, in the case of an uninsured casualty, Purchaser shall have no right to terminate this Contract with respect to any uninsured casualty (i) where the cost of Repairs is less than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), or (ii) where the cost of Repairs is equal to or greater than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), but Seller agrees to provide a credit to Purchaser at Closing for the amount by which the cost of Repairs exceeds such amount. In the event Purchaser fails to terminate this Contract within the foregoing 10-day period, this transaction shall be closed in accordance with Section 11.3 below.
11.2    Minor Damage. In the event that the Property is damaged or destroyed by fire or other casualty prior to Closing, and Purchaser does not have the right to terminate the Contract pursuant to Section 11.1 (or has waived or is deemed to have waived its right to terminate this Contract pursuant to Section 11.1), then this transaction shall be closed in accordance with Section 11.3, notwithstanding such casualty.
11.3    Closing. In the event Purchaser fails to terminate this Contract following a casualty as set forth in Section 11.1, or in the event of a casualty as set forth in Section 11.2, then this transaction shall be closed in accordance with the terms of the Contract, at Seller’s election, either (a) for the full Purchase Price, notwithstanding any such casualty, in which case Seller shall, at Closing, execute and deliver an assignment and assumption (in a form reasonably required by Purchaser) of Seller’s rights and obligations with respect to the insurance claim related to such casualty, and thereafter Purchaser shall receive all insurance proceeds pertaining to such claim, less any amounts which may already have been spent by Seller for Repairs (plus a credit against the Purchase Price at Closing in the amount of any deductible payable by Seller in connection therewith); or (b) for the full Purchase Price less a credit to Purchaser in the amount necessary to complete such Repairs (less any amounts which may already have been spent by Seller for Repairs).

11.4    Repairs. Prior to Closing, Seller shall take commercially reasonable steps to make repairs to the Property as and to the extent required in connection with a casualty to avoid further damage to property or risk of loss of life. To the extent that Seller commences any Repairs prior to Closing, then Seller shall be entitled to receive and apply available insurance proceeds to any portion of such Repairs completed or installed prior to Closing, with Purchaser being responsible for completion of such Repairs after Closing. To the extent that any Repairs have been commenced prior to Closing, then the Property Contracts shall include, and Purchaser shall assume at Closing, all construction and other contracts entered into by Seller in connection with such Repairs.

ARTICLE XII
EMINENT DOMAIN
12.1    Eminent Domain. In the event that, at the time of Closing, any material part of the Property or permanent access to the Property is (or previously has been) acquired, or is about to be acquired, by any governmental agency by the powers of eminent domain or transfer in lieu thereof (or in the event that at such time there is any notice of any such acquisition or intent to acquire by any such governmental agency), Purchaser shall have the right, at Purchaser’s option, to terminate this Contract by giving written notice within ten (10) days after Purchaser’s receipt from Seller of notice of the occurrence of such event, and if Purchaser so terminates this Contract, Purchaser shall recover the Deposit hereunder. If Purchaser fails to terminate this Contract within such 10-day period, this transaction shall be closed in accordance with the terms of this Contract for the full Purchase Price and Purchaser shall receive the full benefit of any condemnation award.
ARTICLE XIII
MISCELLANEOUS
13.1    Binding Effect of Contract. This Contract shall not be binding on either party until executed by both Purchaser and Seller. The Escrow Agent’s execution of this Contract shall not be a prerequisite to its effectiveness. Subject to Section 13.3, this Contract shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors and permitted assigns.
13.2    Exhibits and Schedules. All Exhibits and Schedules, whether or not annexed hereto, are a part of this Contract for all purposes.
13.3    Assignability. Except to the extent required to comply with the provisions of Section 13.18 related to an exchange under Section 1031 of the Code, this Contract is not assignable by Purchaser without first obtaining the prior written approval of Seller. Notwithstanding the foregoing, Purchaser may assign this Contract, without first obtaining the prior written approval of Seller, to one or more entities so long as (a) Purchaser is an affiliate of the purchasing entity(ies), (b) Purchaser is not released from its liability hereunder, and (c) Purchaser provides written notice to Seller of any proposed assignment no later than five (5) Business Days prior to the Closing Date. As used herein, an affiliate is a person or entity controlled by, under common control with, or controlling another person or entity. No transfer or assignment by Purchaser in violation of the provisions hereof shall be valid or enforceable. Any transfer after the date hereof of a majority of the stock, partnership interests, membership interests or other beneficial interests of Purchaser that results in a change of control of Purchaser, whether in a single transaction or in a series of transactions, without obtaining the prior written consent of Seller, shall be deemed to a prohibited assignment by Purchaser of its interest hereunder, except as provided in the first sentence of this paragraph; provided, however, indirect transfers of non-controlling equity interests in Purchaser or an assignee of the original Purchaser shall not be deemed to be an assignment in violation of this Section 13.13 so long as Purchaser remains an affiliate of such assignee.
13.4    Captions. The captions, headings, and arrangements used in this Contract are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.
13.5    Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.
13.6    Notices. All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered with a written receipt of delivery; (b) sent by a nationally-recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by certified or registered mail, return receipt requested; or (d) sent by electronic delivery with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than three (3) Business Days thereafter, unless such notice is waived in writing by the applicable party. All notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this paragraph, then the first attempted delivery shall be deemed to constitute delivery. Each party shall be entitled to change its address for notices from time to time by delivering to the other party notice thereof in the manner herein provided for the delivery of notices. Notices on behalf of a party may be given by such party’s legal counsel. All notices shall be sent to the addressee by the other party or its legal counsel at its address set forth following its name below:

To Purchaser:
BCAL 655 MONTGOMERY PROPERTY LLC
c/o Beacon Capital Partners, LLC
200 State Street, 5th Floor
Boston, Massachusetts 02109
Attention: General Counsel
Telephone: 617-457-0448
Email: mgolden@beaconcapital.com
With a copy to:
BCAL 655 MONTGOMERY PROPERTY LLC
c/o Beacon Capital Partners, LLC
One Sansome Suite 710
San Francisco, California 94104
Attention: Cathy Mossman
Telephone: 415-970-6400
Email: cmossman@beaconcapital.com
With a copy to:
Reuben, Junius & Rose LLP
One Bush Street, Suite 600
San Francisco CA 94104
Attention: Kevin Rose
Telephone: 415-399-9380
Email: krose@reubenlaw.com

To Seller:
DPF 655 MONTGOMERY LP
c/o Black Creek Diversified Property Fund Inc.
518 17th Street, 17th Floor
Denver, Colorado 80202
Attention: Greg Moran
Telephone: 303-953-3858
Email: greg.moran@blackcreekgroup.com
With a copy to:
Joshua J. Widoff, Esq.
Chief Legal Officer
Black Creek Diversified Property Fund Inc.
518 17th Street, 17th Floor
Denver, Colorado 80202

Telephone: 303-597-0483
Email: josh.widoff@blackcreekgroup.com
and a copy to:

Brownstein Hyatt Farber Schreck, LLP
410 Seventeenth Street, Suite 2200
Denver, CO 80202-4432
Attention: Robert Kaufmann
Telephone: 303-223-1176
Email: rkaufmann@bhfs.com

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:
First American Title Insurance Company
John E. Beckstedt Jr., Vice President
30 N. LaSalle Street, Suite 2700
Chicago, IL 60602
Email: jbeckstedt@firstam.com
Telephone: 312-917-7233

Unless specifically required to be delivered to the Escrow Agent pursuant to the terms of this Contract, no notice hereunder must be delivered to the Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.

13.7    Governing Law and Venue. The laws of the State of California shall govern the validity, construction, enforcement, and interpretation of this Contract, unless otherwise specified herein except for the conflict of laws provisions thereof. All claims, disputes and other matters in question arising out of or relating to this Contract, or the breach thereof, shall be decided by proceedings instituted and litigated in a court of competent jurisdiction in the state in which the Property is situated, and the parties hereto expressly consent to the venue and jurisdiction of such court.
13.8    Entire Agreement. This Contract embodies the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral, including without limitation any confidentiality agreements.
13.9    Amendments. This Contract shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties; provided, however, that the signature of the Escrow Agent shall not be required as to any amendment of this Contract other than an amendment of Section 2.3.
13.10    Severability. In the event that any part of this Contract shall be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed, and enforced to the maximum extent permitted by law. If such provision cannot be reformed, it shall be severed from this Contract and the remaining portions of this Contract shall be valid and enforceable.
13.11    Multiple Counterparts/Electronic Signatures. This Contract may be executed in a number of identical counterparts. This Contract may be executed by electronic delivery of signatures which shall be binding on the parties hereto, with original signatures to be delivered as soon as reasonably practical thereafter.
13.12    Construction. No provision of this Contract shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Contract; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.
13.13    Confidentiality. Neither Seller nor Purchaser shall disclose the terms and conditions contained in this Contract and each of Seller and Purchaser shall keep the same confidential, provided that each of Seller and Purchaser may disclose the terms and conditions of this Contract (a) as required by law, (b) to consummate the terms of this Contract, or any financing relating thereto, or (c) to Purchaser’s or Seller’s respective Consultants. Prior to Closing, any information obtained by Purchaser in the course of its inspection of the Property, and any Materials provided by Seller to Purchaser hereunder, shall be confidential and Purchaser shall be prohibited from making such information public to any other person or entity other than its Consultants without Seller’s prior written authorization, which may be granted or denied in Seller’s sole discretion. In addition, prior to Closing, Purchaser shall use its reasonable efforts to prevent its Consultants from divulging any such confidential information to any unrelated third parties except as reasonably necessary for the limited purpose of analyzing and investigating such information for the purpose of consummating the transactions contemplated by this Contract. Unless and until the Closing occurs, Purchaser shall not market the Property (or any portion thereof) to any prospective purchaser or lessee without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion.
Purchaser shall not disclose to Seller any information, including, without limitation, any Third-Party Reports obtained by Purchaser in the course of Purchaser’s inspection of the Property, without Sellers’ prior written authorization, which may be granted or denied in Sellers’ sole and absolute discretion. This obligation shall survive any termination of this Contract.
13.14    Time of the Essence. It is expressly agreed by the parties hereto that time is of the essence with respect to this Contract and any aspect thereof.
13.15    Waiver. No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. No waiver, amendment, release, or modification of this Contract shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving party.
13.16    Attorneys’ Fees. In the event either party hereto commences litigation or arbitration against the other to enforce its rights hereunder, the prevailing party in such litigation shall be awarded its reasonable attorneys’ fees and expenses incidental to such litigation and arbitration, including the cost of in-house counsel and any appeals.
13.17    Time Zone/Time Periods. Any reference in this Contract to a specific time shall refer to Pacific Time. Should the last day of a time period fall on a weekend or legal holiday, the next Business Day thereafter shall be considered the end of the time period.
13.18    Like-Kind Exchange Cooperation Clause. Seller and Purchaser acknowledge and agree that the purchase and sale of the Property may be part of a tax free exchange under Section 1031 of the Code for either Purchaser or Seller. Each party hereby agrees to take all commercially reasonable steps on or before the Closing Date to facilitate such exchange if requested by the other party, provided that (a) no party making such accommodation shall be required to acquire any substitute property, (b) such exchange shall not affect the representations, warranties, liabilities, covenants and obligations of the Parties to each other under this Contract, (c) no party making such accommodation shall incur any additional cost, expense or liability in connection with such exchange (other than expenses of reviewing and executing documents required in connection with such exchange), and (d) no dates in this Contract will be extended as a result thereof unless by mutual written agreement of the parties except as set forth in Section 5.1. Notwithstanding anything to the contrary contained in the foregoing, if Seller so elects to close the transfer of the Property as an exchange, then (i) Seller, at its sole option, may delegate its obligations to transfer some or all of the assets under this Contract, and may assign its rights to receive all or a portion of the Purchase Price from Purchaser, to a deferred exchange qualified intermediary (a “QI”) or to an exchange accommodation titleholder (“EAT”), as the case may be; (ii) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations of Seller pursuant to this Contract; (iii) Seller shall remain fully liable for its obligations under this Contract as if such delegation and assignment shall not have taken place; (iv) QI or EAT, as the case may be, shall have no liability to Purchaser; and (v) the closing of the transfer of the Property to Purchaser shall be undertaken by direct deed, assignment and other appropriate conveyance from Seller (or, if applicable, from other affiliates of Seller whom Seller will cause to execute such deeds, assignments and other appropriate instruments of conveyance) to Purchaser or to EAT, as the case may be. Notwithstanding anything to the contrary contained in the foregoing, if Purchaser so elects to close the acquisition of the Property as an exchange, then (i) Purchaser, at its sole option, may delegate its obligations to acquire the Property under this Contract, and may assign its rights to receive the Property from Seller, to a QI or to an EAT, as the case may be; (ii) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations of Purchaser pursuant to this Contract; (iii) Purchaser shall remain fully liable for its obligations under this Contract as if such delegation and assignment shall not have taken place; (iv) QI or EAT, as the case may be, shall have no liability to Seller; and (v) the closing of the acquisition of the Property by Purchaser or the EAT, as the case may be, shall be undertaken by direct deed from Seller (or, if applicable, from other affiliates of Seller whom Seller will cause to execute such deeds, assignments and other appropriate instruments of conveyance) to Purchaser (or to EAT, as the case may be).
13.19    No Personal Liability of Officers, Trustees or Directors of Seller’s Partners. Purchaser acknowledges that this Contract is entered into by Seller which is a Delaware limited partnership, and Purchaser agrees that none of Seller’s Indemnified Parties shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract. Likewise, none of Purchaser or Purchaser’s affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents, shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract.
13.20    Exclusive Negotiations. Seller shall not during the term of this Contract accept backup offers or enter into active negotiations concerning or related to the sale of the Property with any third-party.
13.21    ADA Disclosure. Purchaser acknowledges that the Property may be subject to the federal Americans With Disabilities Act (the “ADA”). The ADA requires, among other matters, that tenants and/or owners of “public accommodations” remove barriers in order to make the Property accessible to disabled persons and provide auxiliary aids and services for hearing, vision or speech impaired persons. Seller makes no warranty, representation or guarantee of any type or kind with respect to the Property’s compliance with the ADA (or any similar state or local law), and Seller expressly disclaims any such representations.
13.22    No Recording. Purchaser shall not cause or allow this Contract or any contract or other document related hereto, nor any memorandum or other evidence hereof, to be recorded or become a public record without Seller’s prior written consent, which consent may be withheld at Seller’s sole discretion. Purchaser hereby appoints Seller as Purchaser’s attorney-in-fact to prepare and record any documents necessary to effect the nullification and release of the Contract or other memorandum or evidence thereof from the public records. If Purchaser records this Contract or any other memorandum or evidence thereof, Purchaser shall be in default of its obligations under this Contract. This appointment shall be coupled with an interest and irrevocable. This provision shall not apply to the recording of a lis pendens in accordance with Section 10.2.
13.23    Relationship of Parties. Purchaser and Seller acknowledge and agree that the relationship established between the parties pursuant to this Contract is only that of a seller and a purchaser of property. Neither Purchaser nor Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.
13.24    Waiver of Trial by Jury. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF THIS CONTRACT.
13.25    Seller Marks. Purchaser agrees that Seller, the Property Manager, or any of their respective affiliates, are the sole owners of all right, title and interest in and to the Seller Marks (or have the right to use such Seller Marks pursuant to license agreements with third parties) and that no right, title or interest in or to the Seller Marks is granted, transferred, assigned or conveyed as a result of this Contract. Purchaser further agrees that Purchaser will not use the Seller Marks for any purpose.
13.26    Intentionally Deleted

13.27    Survival. Except for (a) the provisions of Sections 2.3, 3.3, 3.4, 3.5.2, 10.1, 10.2, Article IX and Article XIII, which shall survive a termination of this Contract; (b) the provisions of Sections 2.3, 3.4, 3.5.2, 5.4, 5.5, 6.2, 6.3, 6.5, Article IX and Article XIII, which shall survive Closing for the time periods stated therein (or if no periods are stated, then indefinitely); (c) any other provisions in this Contract, that by their express terms survive the termination of this Contract or Closing, as applicable (the foregoing (a), (b) and (c) referred to herein as the “Survival Provisions”), none of the terms and provisions of this Contract shall survive the termination of this Contract, and if the Contract is not so terminated, all of the terms and provisions of this Contract (other than the applicable Survival Provisions, which shall survive the Closing) shall be merged into the Closing documents and shall not survive Closing.
13.28    Multiple Purchasers. As used in this Contract, the term “Purchaser” means all entities acquiring any interest in the Property at the Closing, including, without limitation, any assignee(s) of the original Purchaser pursuant to Section 13.3 of this Contract. In the event that “Purchaser” has any obligations or makes any covenants, representations or warranties under this Contract, the same shall be made jointly and severally by all entities being a Purchaser hereunder.
13.29    State Specific Provisions.
13.29.1    Natural Hazard Disclosure. Purchaser and Seller acknowledge that Seller is required to disclose if any of the Property lies within the following natural hazard areas or zones: (i) a special flood hazard area designated by the Federal Emergency Management Agency; (ii) an area of potential flooding; (iii) a very high fire hazard severity zone; (iv) a wild land area that may contain substantial forest fire risks and hazards; (v) an earthquake fault or special studies zone; or (vi) a seismic hazard zone. Purchaser acknowledges that Seller will employ the services of a third party expert (“Natural Hazard Expert”) to examine the maps and other information specifically made available to the public by government agencies and to report the results of its examination to Purchaser in writing. The written report prepared by the Natural Hazard Expert regarding the results of its examination fully and completely discharges Seller from its disclosure obligations referred to herein, and, for the purposes of this Contract, the provisions of Civil Code Section 1103.4 regarding the non-liability of Seller for errors and/or omissions not within its personal knowledge shall be deemed to apply, and the Natural Hazard Expert shall be deemed to be an expert dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above. Seller does not warrant or represent either the accuracy or completeness of the written report prepared by the Natural Hazard Expert.
13.29.2    Environmental Reports. Purchaser acknowledges and agrees that the sole inquiry and investigation Seller conducted in connection with the environmental condition of the Property is to obtain any environmental report(s) which are part of the Due Diligence Materials and that, for purposes of California Health and Safety Code Section 25359.7, Seller has acted reasonably in relying upon said inquiry and investigation, and the delivery of this Contract constitutes written notice to Purchaser under such code section.
[Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Contract as of the date first set forth above.
Seller:
DPF 655 MONTGOMERY LP
a Delaware limited partnership

By:    DPF 655 Montgomery GP LLC,
a Delaware limited liability company,
its general partner

By:    DPF 655 Montgomery Mezz LLC,
a Delaware limited liability company,
its sole member

By:    DPF 655 Montgomery Holdings Limited Partnership,
a Delaware limited partnership,
its sole member

By:    DPF TRS Holdings I LLC,
a Delaware limited liability company,
its general partner

By:    BCD TRS Corp.,
a Delaware corporation,
its sole member

By:    Black Creek Diversified Property Operating     Partnership LP,
a Delaware limited partnership,
its sole shareholder

By:    Black Creek Diversified Property Fund Inc.,
a Maryland corporation,
its general partner

By:/s/ LAINIE P. MINNICK
Name: Lainie P. Minnick
Title: CFO

SELLER SIGNATURE PAGE

Purchaser:

BCAL 655 MONTGOMERY PROPERTY LLC
a Delaware limited liability company

By:	/s/ KIRSTEN HOFFMAN______________

Name:	Kirsten Hoffman ______________________

Title:	Managing Director______________________

PURCHASER SIGNATURE PAGE

ESCROW AGENT SIGNATURE PAGE
The undersigned executes the Contract to which this signature page is attached for the purpose of agreeing to the provisions of Section 2.3 of the Contract, and hereby establishes February 13, 2019 as the date of opening of escrow and designates NCS 934504 as the escrow number assigned to this escrow.
ESCROW AGENT:
First American Title Insurance Company
By: /s/ CATHY HESSELTINE
Name: Cathy Hesseltine
Title: Escrow Assistant

ESCROW AGENT SIGNATURE PAGE

JOINDER

THIS JOINDER (“Joinder”) is made and entered into February 8, 2019, by BLACK CREEK DIVERSIFIED PROPERTY OPERATING PARTNERSHIP LP, a Delaware limited partnership (“Guarantor”) for the benefit of BCAL 655 MONTGOMERY PROPERTY LLC, a Delaware limited liability company (“Purchaser”) in connection with that certain Purchase and Sale Contract dated February 8, 2019, (the “Contract”) by between Purchaser and DPF 655 MONTGOMERY LP, a Delaware limited partnership (“Seller”).

Guarantor hereby joins in the execution of the Contract for the purposes of unconditionally and irrevocably guaranteeing the full and punctual payment of the obligations of Seller as set forth in Section 6.3 of the Contract (subject to the restrictions contained in Sections 6.3 and 6.4 of the Contract, which shall be fully applicable to this Joinder and are incorporated herein by reference). Notwithstanding anything in this Joinder to the contrary, the collective liability of Guarantor hereunder, when taken as a whole, shall not exceed one percent (1%) of the Purchase Price in any individual instance or in the aggregate, irrespective of whether such limits apply to the liability of Seller under the Contract; provided, however, that such limit shall be reduced by the amount of any payments made by Seller to Purchaser with respect to the obligations of Seller as set forth in Section 6.3 of the Contract.

This Joinder shall not be released, modified or impaired or otherwise affected by the following, whether or not Guarantor shall have had notice of the same: (a) any failure, omission or inability of Seller to enforce any right, power or remedy under the Contract; (b) any action or inaction by Seller under the Contract; and/or (c) any change in the name or identity of Purchaser (subject to the restrictions contained in Section 13.3 of the Contract), Guarantor, or any other person or entity referred to in this Joinder.
The obligations of Guarantor under this Joinder shall not be altered, limited or affected by any case, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Seller or by any defense which Seller may have by reason of the order, decree or decision of any court or administrative body resulting from any such case.
If all or any portion of Seller’s obligations referred to in this Joinder are paid or performed, then the obligations of Guarantor hereunder shall continue and remain in full force and effect in the event that all or any part of such payment(s) or performance(s) is/are avoided or recovered directly from Purchaser as a preference or fraudulent transfer, irrespective of payment in full of all obligations due from Seller.
Guarantor waives any and all benefits and defenses it may have under Civil Code Section 2809 and agrees that by doing so Guarantor’s liability may be larger in amount and more burdensome than that of Seller; provided, however, that the collective liability of Guarantor hereunder, when taken as a whole, shall not exceed one percent (1%) of the Purchase Price in any individual instance or in the aggregate.

Guarantor hereby waives: (a) notice of acceptance of this Joinder; (b) notice of nonperformance, notice of dishonor, presentation, protest, and indulgences; (c) any right to require Purchaser to proceed against Seller or any other person or entity liable to Purchaser; (d) any right to require Purchaser to pursue any other remedy Purchaser may have before proceeding against Guarantor; (e) any right of subrogation and any right to enforce any remedy which Purchaser now has or may hereafter have against Seller, unless and until Guarantor’s obligations under this Joinder have been fully satisfied; and (f) any defense that may arise by the reason of (1) the incapacity, lack of authority, death, disability of Seller, (2) the revocation or repudiation of this Joinder by Guarantor, (3) failure of Purchaser to file or enforce a claim against the estate (either in administration, bankruptcy or any other proceeding) of Seller or any other or others, or (4) Purchaser’s election of any remedy against Guarantor or Seller or both. Without limiting the generality of the foregoing, Guarantor expressly waives any and all benefits under California Civil Code Sections 2819, 2845, 2846, 2850, 2899, and 3433. Notwithstanding anything herein to the contrary, any amounts payable by Purchaser to Seller as specified in the Contract shall constitute an offset to amounts owed by Guarantor hereunder.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, Guarantor has executed this Joinder as of the day and year first set forth above.

GUARANTOR:

BLACK CREEK DIVERSIFIED PROPERTY OPERATING PARTNERSHIP LP,
a Delaware limited partnership

By:    Black Creek Diversified Property Fund Inc.
a Maryland corporation
its general partner

By:/s/ LAINIE P. MINNICK
Name: Lainie P. Minnick
Title: CFO

GUARANTOR SIGNATURE PAGE TO JOINDER